As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SBA COMMUNICATIONS CORPORATION

SBA TELECOMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	1700	65-0716501/65-0820356
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670

Fax: (561) 998-3448

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey A. Stoops, President and Chief Executive Officer of SBA Communications Corporation and

SBA Telecommunications, Inc.

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Phone: (561) 995-7670 / Fax: (561) 998-3448

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy To:

Kara L. MacCullough, Esq.

Akerman Senterfitt

One S.E. Third Avenue, 28th Floor

Miami, Florida 33131

Phone: (305) 374-5600 / Fax: (305) 374-5095

Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

9¾% Senior Discount Notes Due 2011	$402,024,000	100%	$402,024,000	$50,936.44

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933 as the market value of the securities to be cancelled in the exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April     , 2004

PROSPECTUS

SBA Communications Corporation

SBA Telecommunications, Inc.

Exchange Offer for $402,024,000 9¾% Senior Discount Notes due 2011

Exchange Offer

The issuers will exchange new notes that are registered under the Securities Act for old notes that were sold on December 19, 2003. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will receive no proceeds from the exchange offer.

Exchange Offer Expiration

The exchange offer will expire on the earlier of 5:00 p.m., New York City time on [21 business days after commencement of offer] or a later date and time to which it may be extended.

New Notes

Identical to the old notes except that the new notes will be registered under the Securities Act.

•	Maturity: December 15, 2011.

•	Change of Control: You can require the issuers to purchase all or part of your notes at 101% of the aggregate principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase or, in the case of purchases of notes prior to the full accretion date, at a purchase price equal to 101% of the accreted value plus accrued and unpaid additional interest, if any, to the date of purchase.

•	Yield and Interest Payment Dates: Interest on the notes will accrete at a rate of 9 ¾% per annum until December 15, 2007, when the notes will have an aggregate principal amount at maturity of $402,024,000. Cash interest will not accrue nor be payable on the notes prior to December 15, 2007. Thereafter, cash interest will accrue on the notes and be paid semi-annually on June 15 and December 15 of each year, commencing on June 15, 2008.

•	Redemption: The issuers may redeem all or part of the notes on or after December 15, 2007. Prior to December 15, 2006, the issuers may redeem up to 35% of the aggregate principal amount at maturity of the notes from the proceeds of certain sales of equity securities. Redemption prices are specified in this prospectus under “Description of the Notes – Optional Redemption.”

•	Ranking: The notes will be the issuers’ general unsecured obligations and will not be guaranteed by any of their subsidiaries. The notes will rank pari passu in right of payment to the issuers’ existing and future senior indebtedness, structurally senior to all existing and future indebtedness of SBA Communications Corporation, including its 10¼% senior notes, senior in right of payment to the issuers’ future subordinated indebtedness, if any, effectively junior in right of payment to all of the issuers’ future secured indebtedness, and structurally junior in right of payment to all existing and future indebtedness and other liabilities of Telecommunications’ subsidiaries, including SBA Senior Finance’s obligations under the senior credit facility.

Investment in the notes to be issued in the exchange offer involves risks. See the risk factors section beginning on page 16.

This prospectus and the accompanying letter of transmittal are first being mailed to holders of outstanding notes on or about                     , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you with copies of this information, without charge, upon written or oral request to:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Attention: Investor Relations

Phone: (561) 995-7670

Fax: (561) 998-3448

In order to receive timely delivery of this information, you should make your request no later than                 , 2004, which is five business days before the expiration date of the exchange offer. Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document. For a more detailed discussion about the information about us that is incorporated by reference into this prospectus, see “Where You Can Find More Information: Incorporation by Reference.”

i

SUMMARY

This summary highlights selected information about us. In addition to reading this summary, you should carefully review the entire prospectus, especially the “Risk Factors” section of this document beginning on page 16. In the prospectus, unless the context otherwise requires,

•	“issuers” refers to SBA Communications Corporation and SBA Telecommunications, Inc.

•	“SBA,” “SBA Communications,” “we,” “our” and “us” refer collectively to SBA Communications Corporation and its subsidiaries on a consolidated basis;

•	“Telecommunications” refers to “SBA Telecommunications, Inc.”

•	“old notes” refers to the 9¾% senior discount notes due 2011 that were issued on December 19, 2003;

•	“new notes” refers to the 9¾% senior discount notes due 2011 offered pursuant to this prospectus; and

•	“notes” refers to the old notes and the new notes.

SBA Communications

We are a leading independent owner and operator of over 3,000 wireless communications towers in the eastern third of the United States. We generate revenues from our two primary businesses, site leasing and site development. In our site leasing business, we lease antenna space to wireless service providers on towers and other structures that we own or manage for or lease from others. The towers that we own have been constructed by us at the request of a carrier, built or constructed based on our own initiative or acquired. We have built approximately 60% of our currently owned towers. As of December 31, 2003, we owned 3,093 towers of which 3,032 are in continuing operations. In our site development business, we offer wireless service providers assistance in developing and maintaining their own wireless service networks. Since our founding in 1989, we have participated in the development of more than 25,000 antenna sites in 49 of the 51 major wireless markets in the United States.

Site Leasing Services

Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We believe that over the long term our site leasing revenues will continue to grow as wireless service providers lease additional antenna space on our towers due to increasing minutes of use and network coverage requirements. We lease antenna space on the towers we have constructed, the towers we have acquired, and the towers we lease, sublease and/or manage for third parties. Our site leasing revenue comes from a variety of wireless carrier tenants, including AT&T Wireless, Cingular Wireless, Nextel, Sprint PCS, T-Mobile, and Verizon Wireless, and we believe our current tower portfolio positions us to take advantage of wireless carriers’ antenna and equipment deployment. We believe our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs and minimal capital expenditures. We expect to grow our cash flows by adding tenants to our towers at minimal incremental costs by using existing tower capacity or requiring carriers to bear the cost of tower modifications. Because our towers are strategically positioned and our customers typically do not re-locate, we have historically experienced low customer churn as a percentage of revenue. Our lease contracts typically have terms of five years or more with multiple term tenant renewal options and provide for annual rent escalators. We are focusing our leasing activities in the eastern third of the United States where substantially all of our towers are located. Additionally, due to the relatively young age and mix of our tower portfolio, we expect expenditures required to maintain these towers will be low for the foreseeable future.

The following chart shows the number of towers we built for our own account, the number of towers we acquired, the number of towers we reclassified or disposed of, the number of towers held for sale and the number of towers owned for the periods indicated, before discontinued operations treatment:

	For the years ended December 31,
	2003	2002	2001	2000	1999
Towers owned at the beginning of period	3,877	3,734	2,390	1,163	494
Towers built	13	141	667	779	438
Towers acquired	—	53	677	448	231
Towers reclassified/disposed of (1)	(797)	(51)	—	—	—
Towers held for sale	(61)	—	—	—	—

Towers owned at the end of period	3,032	3,877	3,734	2,390	1,163

(1)	Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site. Dispositions reflect the sale, conveyance or other legal transfer of owned tower sites.

The following chart shows the number of towers owned for the periods indicated, after discontinued operations treatment:

	For the years ended December 31,
	2003	2002	2001	2000	1999
Towers owned at the end of the period	3,032	3,030	2,910	1,830	902

As of December 31, 2003, we had 6,847 tenants on our 3,032 towers.

At December 31, 2003, our same tower revenue growth was 9.3% and our same tower site leasing gross profit growth was 16.1% on the 3,020 towers we owned as of December 31, 2002.

The following chart includes details regarding our site leasing revenues and gross profit percentage:

	For the years ended December 31,
	2003	2002	2001
	(dollars in thousands)
Site leasing revenue	$127,842	$115,081	$85,487
Percentage of total revenue	60.3%	47.9%	38.0%
Site leasing gross profit percentage contribution of total gross profit	93.1%	76.7%	63.7%

To help maximize the revenue and profit we earn from our capital investment in our towers, we provide services at our tower locations beyond the leasing of antenna space. The services we provide, or may provide in the future, include generator provisioning, antenna installation, equipment installation, maintenance, and backhaul, which is the transport of the wireless signals transmitted or received by an antenna to a carrier’s network. Some of these services are part of our site leasing services (e.g., the generator provisioning) and are recurring in nature, and are contracted for by a wireless carrier or other user in a manner similar to the way they lease antenna space.

Site Development Services

Our site development business consists of two segments, site development consulting and site development construction, through which we provide wireless service providers a full range of end-to-end services. In the consulting segment of our site development business, we offer clients the following services: (1) network pre-design; (2) site audits; (3) identification of potential locations for towers and antennas; (4) support in buying or leasing of the location; and (5) assistance in obtaining zoning approvals and permits. In the construction segment of our site development business we provide a number of services, including, but not limited to the following: (1) tower and related site construction; (2) antenna installation; and (3) radio equipment installation, commissioning and maintenance. Currently our largest site development project is the network development contract we were awarded by Sprint Spectrum L.P. We estimate that this contract will generate approximately $70 to $90 million in site development construction revenue over the next two years.

Our site development customers include most of the major wireless communications and services companies, including AT&T Wireless, Bechtel Corporation, Cingular Wireless, General Dynamics, Nextel, Sprint PCS, T-Mobile and Verizon Wireless. Site development revenue was $84.2 million and $125.0 million for the years ended December 31, 2003 and 2002, respectively.

Our site development revenues and profit margins decreased significantly during the year ended December 31, 2003 compared to the year ended December 31, 2002. This decrease was primarily attributable to a decline in capital expenditures by wireless carriers, particularly for our site development construction services, and increased competition, which adversely affected our volume of activity and the pricing for our services.

Business Strategy

Our primary strategy is to capture the maximum benefits from our position as a leading owner and operator of wireless communications towers. Key elements of our strategy include:

Focusing on Site Leasing Business with Stable, Recurring Revenues. We intend to continue to focus on and allocate substantially all of our capital resources to our site leasing business due to its attractive characteristics such as long-term contracts, built-in price escalators, high operating margins and low customer churn. The long-term nature of the revenue stream of our site leasing business makes it less volatile than our site development business which is more reactive to changes in industry conditions. By focusing on our site leasing business, we believe that we can maintain a stable, recurring cash flow stream and reduce our exposure to cyclical changes in customer spending.

Maximizing Use of Tower Capacity. We generally have constructed our towers to accommodate multiple tenants and a substantial majority of our towers are high capacity lattice or guyed towers. Most of our towers have significant capacity available for additional antennas and we believe that increased use of our towers can be achieved at a low incremental cost. We actively market space on our towers through our internal sales force.

Geographically Focusing our Tower Ownership. We have decided to focus our tower ownership geographically in the eastern third of the United States. We believe that focusing our site leasing activities in this smaller geographic area, where we have a higher concentration of towers, will improve our operating efficiencies, reduce our overhead expenses and produce higher revenue per tower.

Maintaining Low Cost Structure with Reduced Capital Expenditures. We believe we have a low cost structure and we intend to proactively manage our cost structure to reflect the size and stage of our business and changes in the business environment. In addition, we have significantly reduced our capital expenditures since 2001 and intend to maintain lower levels (compared to 1999 to 2001) of annual capital expenditures for the foreseeable future.

Using our Local Presence to Build Strong Relationships with Major Wireless Service Providers. Given the nature of towers as location specific communications facilities, we believe that substantially all of what we do is best done locally. Consequently, we have a broad field organization that allows us to develop and capitalize on our experience, expertise and relationships in each of our local markets, which in turn enhances our customer relationships. Due to our presence in local markets, we believe we are well positioned to capture additional site leasing business in our markets and identify and participate in site development projects across our markets.

Capturing Other Revenues That Flow From our Tower Ownership. To help maximize the revenue and profit we earn from our capital investment in our towers, we provide services at our tower locations beyond the leasing of antenna space, including antenna installation and equipment installation. Because of our ownership of the tower, our control of the tower site and our experience and capabilities in providing installation services, we believe that we are well positioned to perform more of these services and capture the related revenue.

Capitalizing on our Management Experience. Our management team has extensive experience in site leasing and site development services. Management believes that its industry expertise and strong relationships with wireless carriers will allow us to expand our position as a leading provider of site leasing and site development services.

Recent Events

On January 29, 2004, SBA Senior Finance closed on a new senior credit facility in the amount of $400.0 million. This facility consists of a $275.0 million term loan which was funded at closing, a $50.0 million delayed draw term loan which we have until November 15, 2004 to draw upon and a $75.0 million revolving line of credit. This facility expires on October 31, 2008. This facility may be prepaid at any time with no prepayment penalty. Amounts borrowed under this facility are secured by a first lien on substantially all of SBA Senior Finance’s assets. In addition, each of SBA Senior Finance’s domestic subsidiaries has guaranteed the obligations of SBA Senior Finance under the senior credit facility and has pledged substantially all of their respective assets to secure such guarantee, and the issuers have pledged substantially all of their assets to secure SBA Senior Finance’s obligations under this senior credit facility.

We used the proceeds from the $275.0 million term loan under the new senior credit facility to (1) repay the old credit facility in full, consisting of $144.2 million, and pay $8.0 million in additional fees associated with the assignment to the new lenders of the old facility, (2) repurchase in open market transactions a portion of our remaining 12% senior discount notes and 10¼% senior notes and (3) redeem the remaining outstanding 12% senior discount notes. As of April 13, 2004, we had repurchased in open market transactions (1) $19.3 million of our 12% senior discount notes, in exchange for $20.9 million in cash, and (2) $74.9 million of our 10¼% senior notes, in exchange for $69.4 million plus accrued interest in cash and 1.5 million shares of our Class A Common Stock. In addition, on March 1, 2004, we called and retired the $46.3 million of 12% senior discount notes which remained outstanding as of that date. These notes were callable at a price of 107.5% of the principal balances outstanding and consequently, we paid an aggregate of $49.8 million to redeem these notes.

As of December 31, 2003, as adjusted for the new senior credit facility and the application of the net proceeds therefrom discussed above, we would have had outstanding (1) $ 275.0 million under our senior credit facility, (2) $331.6 million of our 10¼% senior notes, (3) $275.8 million in accreted balance of our 9¾% senior discount notes and (4) no 12% senior discount notes.

Principal Executive Offices

Our principal executive offices are located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. Our telephone number is (561) 995-7670. Our website address is www.sbasite.com. The information on our website does not constitute part of this prospectus.

The Exchange Offer

Securities Offered

$402.0 million in aggregate principal amount at maturity of 9¾% senior discount notes due 2011. The terms of the new notes and the old notes are identical except for the transfer and registration rights.

Issuers	SBA Communications Corporation and SBA Telecommunications, Inc.

Issue Date	December 19, 2003.

Maturity Date	December 15, 2011.

Issuance of Old Notes

$402.0 million in aggregate principal amount at maturity of 9¾% senior discount notes due 2011 were issued on December 19, 2003 to Lehman Brothers Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) Inc., which placed the old notes with qualified institutional buyers in reliance on Rule 144A and to buyers outside the United States in reliance on Regulation S under the Securities Act.

The Exchange Offer

The issuers are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of old notes. Old notes may only be exchanged in $1,000 principal amount increments. There is $402.0 million in aggregate principal amount at maturity of old notes outstanding.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to customary conditions, which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures For Tendering

If you wish to tender your old notes in the exchange offer, you must complete and sign the letter of transmittal for the notes according to the instructions contained in this prospectus. You must then mail, fax or hand deliver the letter of transmittal, together with any other required documents, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. You should allow sufficient time to ensure timely delivery. Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If you own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you are urged to contact that person promptly if you wish to tender old notes in the exchange offer. Letters of transmittal and certificates representing the old notes should not be sent to SBA or Telecommunications. These documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should also be directed to the exchange agent. If you hold old notes through The Depository Trust Company and wish to accept the exchange offer, you must do so pursuant to the book-entry transfer facility’s procedures for book entry transfer (or other applicable procedures), contained in this prospectus and the letter of transmittal. See “The Exchange Offer—Procedures for Tendering Old Notes.”

Expiration Date; Withdrawal

The exchange offer will expire on the earlier of 5:00 p.m., New York City time on [21 business days after commencement of offer] or a later date and time to which it may be extended. The issuers will accept for exchange any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The tender of old notes may be withdrawn at any time prior to the earlier of the expiration date or the date when all old notes have been tendered. Any old note not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. The new notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and”—Withdrawals of Tenders.”

Guaranteed Delivery Procedures

If you wish to tender your old notes and (1) your old notes are not immediately available or (2) you cannot deliver your old notes together with the letter of transmittal to the exchange agent prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures contained in the letter of transmittal. See “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery Procedures.”

Tax Considerations	For U.S. federal income tax purposes, the exchange of old notes for new notes should not be considered a sale or exchange or otherwise a taxable event to the holders of notes.

Use of Proceeds	The issuers will receive no proceeds from the exchange offer.

Appraisal Rights	Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Exchange Agent	U.S. Bank N.A. is serving as exchange agent in connection with the exchange offer for the notes.

Resales of New Notes

Based on an interpretation by the Commission set forth in no-action letters issued to third parties, the issuers believe that you may resell or otherwise transfer new notes issued in the exchange offer in exchange for old notes without restrictions under the federal securities laws. However, there are exceptions to this general statement.

You may not freely transfer the new notes if:

•	you are an affiliate of the issuers;

•	you did not acquire the new notes in the ordinary course of your business;

•	you intend to participate in the exchange offer for the purpose of distributing new notes; or

•	you are a broker-dealer who acquired the old notes directly from us.

Any holder subject to any of the exceptions above will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters; will not be permitted or entitled to tender old notes in the exchange offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes unless the sale is made pursuant to an exemption from those requirements.

In addition, each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market making activities or other trading activities, and not directly from the issuers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Consequences of Not Exchanging the Old Notes

If you do not tender your old notes or your old notes are not properly tendered, the existing transfer restrictions on the old notes will continue to apply. The old notes are currently eligible for sale pursuant to Rule 144A through the Portal Market. Because the issuers anticipate that most holders will elect to exchange old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act, the issuers anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited. See “Risk Factors—There could be negative consequences to you if you do not exchange your old notes for new notes” and “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

Summary Description of the New Notes

The terms of the new notes and the old notes are identical in all respects, except that the terms of the new notes do not include the transfer restrictions and registration rights relating to the old notes.

Notes Offered	$402.0 million in aggregate principal amount at maturity of 9¾% senior discount notes due 2011.

Maturity Date	December 15, 2011.

Yield and Interest Payment Dates

Interest on the notes will accrete at a rate of 9 3/4% per annum until December 15, 2007, when the notes will have an aggregate principal amount at maturity of $402,024,000. Cash interest will not accrue nor be payable on the notes prior to December 15, 2007. Thereafter, cash interest will accrue on the notes and will be payable on June 15 and December 15 of each year, beginning on June 15, 2008.

Original Issue Discount

The notes are being offered with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not begin to accrue until December 15, 2007 and will not be payable on the notes prior to June 15, 2008, original issue discount will accrue from the issue date of the notes and will be included as interest income periodically in a holder’s gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which such income is attributable. See “Certain U.S. Federal Income Tax Considerations.”

Ranking	The notes are the issuers’ general unsecured obligations. Accordingly, they rank:

•	pari passu in right of payment to the issuers’ existing and future senior indebtedness;

•	structurally senior to all existing and future indebtedness of SBA Communications Corporation, including its 10¼% senior notes;

•	senior in right of payment to the issuers’ future subordinated indebtedness, if any;

•	effectively junior in right of payment to all of the issuers’ future secured indebtedness; and

•	structurally junior in right of payment to all existing and future indebtedness and other liabilities of Telecommunications’ subsidiaries, including SBA Senior Finance’s obligations under the senior credit facility.

As of December 31, 2003, as adjusted for the new credit facility and the application of the net proceeds therefrom, the issuers (excluding our subsidiaries) would have had total senior indebtedness of approximately $611.9 million (including the notes) and no indebtedness contractually subordinated to the notes. On the same basis, the notes would have been:

•	structurally senior to approximately $336.1 million of senior indebtedness of SBA Communications; and

•	structurally junior to approximately $322.7 million of total liabilities, including $275.0 million of indebtedness for borrowed money, of Telecommunications’ subsidiaries.

As of March 10, 2004, we had drawn down $275.0 million under the senior credit facility and as a result had $125.0 million in availability under the senior credit facility, which would be senior in right of payment to the notes.

Optional Redemption	On and after December 15, 2007, the issuers may redeem all or part of the notes at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

At any time prior to December 15, 2006, the issuers may redeem up to 35% of the aggregate principal amount at maturity of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of the Notes—Optional Redemption.”

Mandatory Offer to Repurchase

If SBA Communications experiences specific kinds of changes in control, the issuers must offer to repurchase the notes at the redemption price set forth under “Description of the Notes—Purchase at the Option of Holders—Change of Control.”

Covenants	The notes are issued under the indenture, dated December 19, 2003, among the issuers and U.S. Bank N.A., as trustee. The indenture, among other things, restricts our ability to:

•	make certain investments;

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions on capital stock;

•	redeem or repurchase capital stock;

•	create liens;

•	allow dividend or other payment restrictions affecting subsidiaries;

•	sell assets;

•	merge or consolidate with other entities;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	engage in certain business activities.

These covenants are subject to a number of important exceptions and qualifications.

Events of Default	Each of the following constitutes an event of default:

•	default for 30 days in the payment when due of interest or additional interest on the notes;

•	default in payment when due of the principal of or premium, if any, on the notes;

•	failure by the issuers to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or failure by us to consummate a Change of Control Offer or Asset Sale Offer (as defined in the indenture) under the provisions of the indenture;

•	failure by the issuers for 30 days after notice to comply with any of their other agreements in the indenture or the notes;

•	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by an issuer or any of its significant subsidiaries (or the payment of which is guaranteed by an issuer or any of its significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

•	failure by an issuer or any of SBA’s significant subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

•	certain events of bankruptcy or insolvency with respect to us or any of SBA’s restricted subsidiaries that is a significant subsidiary.

Rights of Holders

If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all of the notes to be due and payable immediately. Upon any such declaration, the principal of (or, if prior to the full accretion date, the accredited value of), premium, if any, and accrued and unpaid interest, if any, and additional interest, if any, shall become due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to the issuers or SBA’s significant subsidiaries, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium or additional interest on, or the principal of, the notes.

Trustee	U.S. Bank N.A.

For additional information concerning the notes, see “Description of the Notes.”

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth summary historical financial data for the years ended December 31, 2001, 2002 and 2003. The financial data as of and for the years ended December 31, 2001 and 2002 have been derived from, and are qualified by reference to, our audited consolidated financial statements. The financial data as of and for the year ended December 31, 2003 has been derived from, and is qualified by reference to, our audited consolidated financial statements. The following consolidated financial statements have been reclassified to reflect the discontinued operations treatment of the disposition, or intended disposition of 848 towers. You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

	For the years ended December 31,
	2001	2002	2003
	(in thousands)
Operating Data:
Revenues:
Site leasing	$85,487	$115,081	$127,842
Site development	139,735	125,041	84,218

Total revenues	225,222	240,122	212,060

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	30,657	40,650	42,021
Cost of site development	108,532	102,473	77,810

Total cost of revenues	139,189	143,123	119,831

Gross profit	86,033	96,999	92,229
Operating expenses:
Selling, general and administrative	42,103	34,352	31,244
Restructuring and other charges	24,399	47,762	2,505
Asset impairment charges	—	25,545	16,965
Depreciation, accretion and amortization	66,104	85,728	84,380

Total operating expenses	132,606	193,387	135,094

Operating loss from continuing operations	(46,573)	(96,388)	(42,865)
Other income (expense):
Interest income	7,059	601	692
Interest expense, net of amounts capitalized	(47,709)	(54,822)	(81,501)
Non-cash interest expense	(25,843)	(29,038)	(9,277)
Amortization of debt issuance costs	(3,887)	(4,480)	(5,115)
Write-off of deferred financing fees and loss on extinguishment of debt	(5,069)	—	(24,219)
Other	(76)	(169)	169

Total other expense	(75,525)	(87,908)	(119,251)

Loss from continuing operations before provision for income taxes and cumulative effect of changes in accounting principles	(122,098)	(184,296)	(162,116)
Provision for income taxes	(1,493)	(309)	(1,820)

Loss from continuing operations before cumulative effect of changes in accounting principle	(123,591)	(184,605)	(163,936)
Loss from discontinued operations, net of income taxes	(2,201)	(3,717)	(7,690)

Loss before cumulative effect of changes in accounting principle	(125,792)	(188,322)	(171,626)
Cumulative effect of changes in accounting principle	—	(60,674)	(545)

Net loss	$(125,792)	$(248,996)	$(172,171)

	As of December 31
	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents(1)	$13,904	$61,141	$8,338
Short term investments	—	—	15,200
Restricted cash(2)	—	—	10,344
Property and equipment (net)	987,053	940,961	856,213
Total assets	1,407,543	1,303,365	982,982
Total debt(3)	845,453	1,024,282	870,758
Total shareholders’ equity	448,744	203,490	43,877

	For the years ended December 31,
	2001	2002	2003
	(dollars in thousands)
Other Data:
Cash provided by (used in):
Operating activities	$28,753	$17,807	$(29,808)
Investing activities	(554,700)	(102,716)	155,456
Financing activities	524,871	132,146	(178,451)
Ratio of earnings to fixed charges(4)	—	—	—

	As of and for the years ended December 31,
	2001	2002	2003
	(unaudited) (dollars in thousands)
Indenture Data:
SBA Communications Corporation (“HoldCo”)(5)
HoldCo Adjusted Consolidated Cash Flow(6)	$62,197	$65,121	$68,585
HoldCo Consolidated Indebtedness(7)	845,453	1,019,046	866,199
HoldCo’s Debt to Adjusted Consolidated Cash Flow Ratio(7)	13.6x	15.6x	12.6x
SBA Telecommunications, Inc. (“OpCo”)(5)
OpCo Adjusted Consolidated Cash Flow(6)	67,195	70,121	73,246
OpCo Consolidated Indebtedness(8)	110,568	255,123	394,085
OpCo’s Debt to Adjusted Consolidated Cash Flow Ratio(8)	1.6x	3.6x	5.4x

	For the years ended December 31,
	2001	2002	2003
	(unaudited)
Tower Data (Before Discontinued Operations Treatment):
Towers owned at the beginning of period	2,390	3,734	3,877
Towers constructed	667	141	13
Towers acquired	677	53	—
Towers reclassified/disposed of(9)	—	(51)	(797)
Towers held for sale	—	—	(61)

Total towers owned at the end of period	3,734	3,877	3,032
Tower Data (After Discontinued Operations Treatment):
Total towers owned at the end of period	2,910	3,030	3,032

(1)	Includes cash and cash equivalents of Telecommunications and its subsidiaries of $13.7 million, $60.9 million and $8.2 million as of December 31, 2001, 2002 and 2003, respectively.
(2)	Restricted cash of $10.3 million as of December 31, 2003, consists of $7.3 million of cash held by escrow agent in accordance with certain provisions of the Western tower sale agreement and $3.0 million related to surety bonds issued for our benefit.
(3)	Includes deferred gain on interest rate swap of $5.2 million and $4.6 million as of December 31, 2002 and December 31, 2003, respectively.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes, cumulative effect of changes in accounting principles, discontinued operations and dividends on preferred stock. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs and preferred dividends. We had a deficiency in earnings to fixed charges of $122.1 million for 2001, $184.3 million for 2002 and $162.1 million for 2003.
(5)	In the indenture relating to the notes, HoldCo is referred to as the “Co-Issuer” and OpCo is referred to as the “Company.” Pursuant to the terms of the indenture, the “Adjusted Consolidated Cash Flow,” the “Consolidated Indebtedness” and the “Debt to Adjusted Consolidated Cash Flow Ratio” for each of SBA Communications Corporation (the “Co-Issuer”) and SBA Telecommunications, Inc. (the “Company”) are calculated including the entity and its Restricted Subsidiaries (as that term is defined in the indenture).
(6)	HoldCo Adjusted Consolidated Cash Flow and OpCo Adjusted Consolidated Cash Flow are included in this prospectus because covenants in the indenture relating to the notes are tied to ratios based on these measures. HoldCo Adjusted Consolidated Cash Flow and OpCo Adjusted Consolidated Cash Flow are not measures of performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net loss as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP. The indenture requires that HoldCo’s Debt to HoldCo Adjusted Consolidated Cash Flow Ratio not exceed 7.75 to 1.0 in order for HoldCo to be able to incur additional debt, subject to certain exceptions, in accordance with the indenture. The indenture requires that OpCo’s Debt to OpCo Adjusted Consolidated Cash Flow Ratio not exceed 4.0 to 1.0 in order for OpCo to be able to incur additional debt, subject to certain exceptions, in accordance with the indenture. For the year ended December 31, 2003, HoldCo’s Debt to HoldCo Adjusted Consolidated Cash Flow Ratio was 12.6 to 1.0 and OpCo’s Debt to OpCo Adjusted Consolidated Cash Flow Ratio under the indenture was 1.6 to 1.0. This data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference herein. A reconciliation of HoldCo Adjusted Consolidated Cash Flow to net loss and OpCo Adjusted Consolidated Cash Flow to net loss is as follows:

	Year Ended December 31,
	2001	2002	2003
	(unaudited)
	(in thousands)
Net loss	$(125,792)	$(248,996)	$(172,171)
Loss from discontinued operations, net of income taxes	2,201	3,717	7,690
Write-off of deferred financing fees and loss on extinguishment of debt	5,069	—	24,219
Cumulative effect of changes in accounting principles	—	60,674	545
Provision for income taxes	1,493	309	1,820
Interest expense	51,584	56,494	81,570
Non-cash interest expense	25,843	29,038	9,277
Amortization of debt issuance costs	3,887	4,480	5,115
Depreciation, accretion and amortization	66,104	85,728	84,380
Non-cash general and administrative compensation expenses	3,326	2,017	832
Non-cash restructuring and other charges	24,119	43,438	1,327
Asset impairment charges	—	25,545	16,965
Other expenses	76	169	(169)
Interest income	(7,059)	(601)	(692)
Other permitted cash expenses(a)	—	—	2,994
LTM Site Leasing Gross Profit(b)	(54,830)	(74,431)	(85,821)
Annualized Site Leasing Gross Profit(c)	66,176	77,540	90,704

HoldCo Adjusted Consolidated Cash Flow	62,197	65,121	68,585
Plus: Selling, general and administrative expenses of HoldCo(d)	4,998	5,000	4,661

OpCo Adjusted Consolidated Cash Flow	$67,195	$70,121	$73,246

(a)	Other permitted cash expenses for the year ended December 31, 2003 were $2,994 which include cash charges for (1) professional fees related to the restatement of our consolidated financial statements for the years ended December 31, 2001 and 2002 of $925, (2) restructuring charges of $1,178 and (3) professional and advisory fees related to our review of our strategic alternatives and decision to sell a portion of our tower portfolio in the Western tower sale of $891.
(b)	LTM Site Leasing Gross Profit is site leasing revenues less cost of site leasing revenues for the twelve month period ending as of the date presented.
(c)	Annualized Site Leasing Gross Profit is site leasing revenues less cost of site leasing revenues for the most recent calendar quarter multiplied by four. See footnote 6(c) to “Selected Historical Financial Data” included elsewhere herein for a reconciliation of Annualized Site Leasing Gross Profit to Site Leasing Gross Profit for each of the periods presented.
(d)	Selling, general and administrative expenses of HoldCo is a component of our consolidated selling, general and administrative expenses as set forth in our consolidated statements of operations incorporated by reference. For purposes of calculating OpCo Adjusted Consolidated Cash Flow, to the extent HoldCo’s selling, general and administrative expenses exceed $6,000, the amount of such excess shall be deducted from OpCo’s Adjusted Consolidated Cash Flow.
(7)	HoldCo Consolidated Indebtedness is long-term debt, including the current maturities and excluding deferred gain on interest rate swap, in accordance with GAAP as set forth on the consolidated balance sheets incorporated by reference. HoldCo Debt to HoldCo Adjusted Consolidated Cash Flow Ratio is calculated by dividing HoldCo Consolidated Indebtedness by HoldCo Adjusted Consolidated Cash Flow.
(8)	OpCo Consolidated Indebtedness is included in our long-term debt, including the current maturities and excluding deferred gain on interest rate swap, in accordance with GAAP as set forth in our consolidated balance sheets incorporated by reference, consisting of amounts related to our senior secured credit facility loans and our notes payable. OpCo’s Consolidated Indebtedness does not include the 10 1/4% senior notes and the 12% senior discount notes. OpCo Debt to OpCo Adjusted Consolidated Cash Flow Ratio is calculated by dividing OpCo Consolidated Indebtedness by OpCo Adjusted Consolidated Cash Flow. For purposes of the indenture, OpCo’s Debt to OpCo Adjusted Consolidated Cash Flow Ratio is calculated excluding the notes. On such basis, for the year ended December 31, 2003, such ratio would have been 1.6 to 1.0.
(9)	Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site. Dispositions reflect the sale, conveyance or other legal transfer of owned tower sites.

RISK FACTORS

Holders of old notes should carefully consider the information set forth below and all other information set forth in this prospectus before tendering their old notes in the exchange offer. The risk factors set forth in this prospectus, other than “Risk Factors — There could be negative consequences to you if you do not exchange your old notes for new notes,” are generally applicable to the old notes as well as the new notes.

Risks Related to Our Business

We may not be able to service our substantial indebtedness.

As indicated below, we have and will continue to have a significant amount of indebtedness relative to our equity.

	As of December 31,
	2003	2002
	(in thousands)
Total indebtedness*	$866,199	$1,019,046
Shareholders’ equity	$43,877	$203,490

*	Excludes deferred gain on interest rate swap of $4,559 at December 31, 2003 and $5,236 at December 31, 2002.

Our ability to service our debt obligations will depend on our future operating performance. Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2003 by $162 million and $184 million for the year ended December 31, 2002. Subsequent to December 31, 2003 we obtained a new senior credit facility. The net proceeds from this facility were used to repay the then existing credit facility, to repurchase our 12% senior discount notes and our 10¼% senior notes in the open market and to redeem all 12% senior discount notes outstanding on March 1, 2004. As adjusted for these transactions, we would require approximately $53.5 million of cash flow from operating activities (before net cash interest expenses) to discharge our cash interest and principal obligations for the year ending December 31, 2004. By comparison, for the year ended December 31, 2003, we generated $56.7 million of cash flow from operations (before net cash interest expenses). In order to manage our substantial amount of indebtedness, we may from time to time sell assets, issue equity, or repurchase, restructure or refinance some or all of our debt. We may not be able to effectuate any of these alternative strategies on satisfactory terms, if at all. The implementation of any of these alternative strategies may dilute our current shareholders or subject us to additional costs or restrictions on our ability to manage our business and as a result could have a material adverse effect on our financial condition and growth strategy.

We may not have sufficient liquidity or cash flow from operations to repay the remaining amount of our outstanding senior credit facility, our 10¼% senior notes and these notes upon their respective maturities in 2008, 2009 and 2011. Therefore, prior to the maturity of our outstanding debt we may be required to refinance and/or restructure some or all of this debt. There can be no assurance that we will be able to refinance or restructure this debt on acceptable terms or at all. If we were unable to refinance, restructure or otherwise repay the principal amount of this debt upon its maturity, we may need to sell assets, cease operations and/or file for protection under the bankruptcy laws.

As of December 31, 2003, as adjusted for our new senior credit facility and the application of the net proceeds therefrom, we would have had approximately $125.0 million of additional borrowing capacity under our senior credit facility, subject to maintenance covenants, borrowing base limitations and other conditions. Furthermore, we and our subsidiaries may be able to incur significant additional indebtedness in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt.

We are dependent on the financial stability of our customers and any deterioration in their financial condition may reduce the demand for our services which would adversely affect our growth strategy, revenues and financial condition.

Our business depends on the financial stability of our customers. The economic slowdown and intense competition in the wireless and telecommunications industries over the past several years have impaired the financial condition of some of our customers, certain of which operate with substantial leverage and certain of which have filed or may file for bankruptcy. The financial uncertainties facing our customers could reduce demand for our communications sites, increase our bad debt expense and reduce prices on new customer contracts. This could affect our ability to satisfy our obligations.

In addition, we may be negatively impacted by our customers’ limited access to debt and equity capital. Recently when capital market conditions were difficult for the telecommunications industry, wireless service providers conserved capital by not spending as much as originally anticipated to finance expansion activities. This decrease adversely impacted demand for our services and consequently our financial condition. As a result, we adjusted our business during 2002 and early 2003 to significantly reduce and subsequently suspend any material investment for new towers and our site development activities. If our customers are not able to access the capital markets in the future, our growth strategy, revenues and financial condition may again be adversely affected.

Our substantial indebtedness may negatively impact our ability to implement our business plan.

Our substantial indebtedness may negatively impact our ability to implement our business plan. For example, it could:

•	limit our ability to fund future working capital, capital expenditures and development costs;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to general economic and industry conditions;

•	subject us to interest rate risk;

•	place us at a competitive disadvantage to our competitors that are less leveraged;

•	require us to sell debt or equity securities or sell some of our core assets, possibly on unfavorable terms, to meet payment obligations; and

•	limit our ability to borrow additional funds.

Our debt instruments contain restrictive covenants that could adversely affect our business.

Our senior credit facility and the indentures governing our outstanding notes each contain certain restrictive covenants. Among other things, these covenants restrict our ability to:

•	incur additional indebtedness;

•	sell assets;

•	pay dividends;

•	make certain investments; and

•	engage in other restricted payments.

If we fail to comply with these covenants, it could result in an event of default under one or all of these debt instruments. The acceleration of amounts due under one of our debt instruments would also cause a cross-default under our other debt instruments.

SBA Senior Finance Inc. (“SBA Senior Finance”), which owns, directly or indirectly, all of the common stock of our operating subsidiaries, is the borrower under our senior credit facility. The senior credit facility requires SBA Senior Finance to maintain specified financial ratios, including ratios regarding SBA Senior Finance’s debt to annualized operating cash flow, debt service, cash interest expense and fixed charges for each quarter. In addition, the senior credit facility contains additional negative covenants that, among other things, restrict our ability to commit to capital expenditures and build towers without anchor tenants. Our ability to meet these financial ratios and tests and comply with these covenants can be affected by events beyond our control, and we may not be able to do so. A breach of any of these covenants, if not remedied within the specified period, could result in an event of default under the senior credit facility.

Upon the occurrence of any default, our senior credit facility lenders can prevent us from borrowing any additional amounts under the senior credit facility. In addition, upon the occurrence of any event of default, other than certain bankruptcy events, senior credit facility lenders, by a majority vote, can elect to declare all amounts of principal outstanding under the senior credit facility, together with all accrued interest, to be immediately due and payable. The acceleration of amounts due under our senior credit facility would cause a cross-default under our indentures, thereby permitting the acceleration of such indebtedness. If the indebtedness under the senior credit facility and/or indebtedness under our outstanding notes were to be accelerated, our current assets would not be sufficient to repay in full the indebtedness. If we were unable to repay amounts that become due under the senior credit facility, the senior credit lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all of our assets are pledged as security under the senior credit facility. In such an event of default, our assets may not be sufficient to satisfy our obligations under the notes.

If our wireless service provider customers combine their operations to a significant degree, our growth, our revenue and our ability to generate positive cash flow could be adversely affected.

Demand for our services may decline if there is significant consolidation among our wireless service provider customers as they may then reduce capital expenditures in the aggregate because many of their existing networks and expansion plans overlap. In January 2003, the spectrum cap, which previously prohibited wireless carriers from owning more than 45 MHz of spectrum in any given geographical area, expired. Some wireless carriers may be encouraged to consolidate with each other as a result of this regulatory change and as a means to strengthen their financial condition. Economic conditions have resulted in the consolidation of several wireless service providers and this trend is likely to continue. To the extent that our customers consolidate, they may not renew any duplicative leases that they have on our towers and/or may not lease as many spaces on our towers in the future. This would adversely affect our growth, our revenue and our ability to generate positive cash flow. In February 2004, Cingular Wireless and AT&T Wireless entered into an agreement by which Cingular would acquire AT&T Wireless in a transaction anticipated to close in late 2004 or 2005. As of December 31, 2003 Cingular and AT&T Wireless were both tenants on 287 of our 3,032 towers. The contractual revenue generated by both of these tenants on these 287 towers at December 31, 2003 was approximately $12 million. If, as a result of this transaction, Cingular were not to renew duplicate leases, we could lose up to 50% of such revenue. The average remaining contractual life of such duplicate leases was approximately 3 years.

Similar consequences may occur if wireless service providers engage in extensive sharing or roaming or resale arrangements as an alternative to leasing our antenna space. Wireless voice service providers frequently enter into roaming agreements with competitors allowing them to use another’s wireless communications facilities to accommodate customers who are out of range of their home provider’s services. Wireless voice service providers may view these roaming agreements as a superior alternative to leasing antenna space on communications sites owned or controlled by us or others. The proliferation of these roaming agreements could have a material adverse effect on our revenue.

We depend on a relatively small number of customers for most of our revenue.

We derive a significant portion of our revenue from a small number of customers, particularly in our site development services business. The loss of any significant customer could have a material adverse effect on our revenue.

The following is a list of significant customers and the percentage of our total revenues for the specified time periods derived from these customers:

	Percentage of Total Revenues for the years ended December 31,
	2003	2002
Bechtel Corporation	14.3%	15.3%
AT&T Wireless	10.8%	10.1%
Cingular Wireless	10.2%	12.6%

We also have client concentrations with respect to revenues in each of our financial reporting segments:

	Percentage of Site Leasing Revenue for the years ended December 31,
	2003	2002
AT&T Wireless	16.9%	15.5%
Cingular Wireless	11.1%	10.8%

	Percentage of Site Development Consulting Revenue for the years ended December 31,
	2003	2002
Bechtel Corporation	30.5%	34.2%
Cingular Wireless	24.0%	29.6%
Verizon Wireless	14.5%	3.9%

	Percentage of Site Development Construction Revenue for the years ended December 31,
	2003	2002
Bechtel Corporation	37.7%	28.1%
Sprint PCS	12.9%	3.0%

Revenues from these clients are derived from numerous different site leasing contracts and site development contracts. Each site leasing contract relates to the lease of space at an individual tower site and is generally for an initial term of five years renewable for five five-year periods at the option of the tenant. Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer’s need for site development services can decrease, and we may not be successful in establishing relationships with new customers. Furthermore, our existing customers may not continue to engage us for additional projects.

We may not secure as many site leasing tenants as planned or our lease rates may decline.

If tenant demand for tower space or our lease rates for new tenants decrease, we may not be able to successfully grow our site leasing business. This may have a material adverse effect on our strategy, revenue growth and our ability to satisfy our financial and other contractual obligations. Our plan for the growth of our site leasing business largely depends on our management’s expectations and assumptions concerning future tenant demand and potential lease rates for independently owned towers.

Due to the long-term expectations of revenue from our tenant leases, we are very sensitive to the creditworthiness of our tenants.

Due to the long-term nature of our tenant leases, we, like others in the tower industry, are dependent on the continued financial strength of our tenants. Wireless service providers often operate with substantial leverage, and financial problems for our customers could result in uncollected accounts receivable, the loss of customers and lower than anticipated lease revenues. During the past three years, a number of our site leasing customers have filed for bankruptcy including almost all of our paging customers. Although these bankruptcies have not had a material adverse effect on our business or revenues, any future bankruptcies may have a material adverse effect on our business, revenues, and/or the collectability of our accounts receivable.

Our quarterly operating results for our site development services fluctuate and therefore should not be considered indicative of our long-term results.

The demand for our site development services fluctuates from quarter to quarter and should not be considered as indicative of long-term results. Numerous factors cause these fluctuations, including:

•	the timing and amount of our customers’ capital expenditures;

•	the size and scope of assignments;

•	the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers’ fiscal year;

•	the number and significance of active projects during a quarter;

•	delays relating to a project or tenant installation of equipment;

•	seasonal factors, such as weather, vacation days and total business days in a quarter;

•	the use of third party providers by our customers;

•	the rate and volume of wireless service providers’ network development; and

•	general economic conditions.

Although the demand for our site development services fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future contracts. In addition, the timing of revenues is difficult to forecast because our sales cycle may be relatively long. Therefore, we may not be able to adjust our cost structure in a timely basis to adjust to market slowdowns.

We are not profitable and expect to continue to incur losses.

We are not profitable. The following chart shows the net losses we incurred for the periods indicated:

	For the years ended December 31,
	2003	2002	2001
	(in thousands)
Net losses	$172,171	$248,996	$125,792

Our losses are principally due to significant interest expense and depreciation and amortization in each of the periods presented above. We recorded an asset impairment charge of $17.0 million, a charge associated with the write-off of deferred financing fees and loss on extinguishment of debt of $24.2 million, and a restructuring charge of $2.5 million during the year ended December 31, 2003. Additionally, we recognized a loss, net of taxes, of approximately $7.7 million for the year ended December 31, 2003 in connection with discontinued operations. We recorded restructuring and other charges of $47.8 million, a $60.7 million charge related to the cumulative effect of a change in accounting principle related to the adoption of SFAS No. 142, and an asset impairment charge of $25.5 million in the year ended December 31, 2002. We recorded restructuring and other charges of $24.4 million in the year ended December 31, 2001.

In 2004, we expect to incur material additional charges for the write-off of deferred financing fees and extinguishment of debt associated with the senior credit facility refinancing, 10¼% senior note repurchases and 12% senior discount note repurchases and redemptions which occurred subsequent to December 31, 2003. Interest expense and depreciation charges will continue to be substantial in the future.

Increasing competition in the tower industry may adversely affect us.

Our industry is highly competitive, particularly with respect to securing quality tower assets and adequate capital to support tower networks. Competitive pressures for tenants on their towers from these competitors could adversely affect our lease rates and services income. In addition, the loss of existing customers or the failure to attract new customers would lead to an accompanying adverse effect on our revenues, margins and financial condition. Increasing competition could also make the acquisition of quality tower assets more costly.

We compete with:

•	wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

•	site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;

•	other large independent tower companies; and

•	smaller local independent tower operators.

Wireless service providers that own and operate their own tower networks and several of the other tower companies generally are substantially larger and have greater financial resources than we do. We believe that tower location and capacity, quality of service, density within a geographic market and, to a lesser extent, price historically have been and will continue to be the most significant competitive factors affecting the site leasing business.

The site development market includes participants from a variety of market segments offering individual, or combinations of, competing services. We believe that a company’s experience, track record, local reputation, price and time for completion of a project have been and will continue to be the most significant competitive factors affecting the site development business.

The loss of the services of certain of our key personnel or a significant number of our employees may negatively affect our business.

Our success depends to a significant extent upon performance and active participation of our key personnel. We cannot guarantee that we will be successful in retaining the services of these key personnel. We have employment agreements with Jeffrey A. Stoops, our President and Chief Executive Officer, Kurt L. Bagwell, our Senior Vice President and Chief Operating Officer, and Thomas P. Hunt, our Senior Vice President and General Counsel. We do not have employment agreements with any of our other key personnel. If we were to lose any key personnel, we may not be able to find an appropriate replacement on a timely basis and our results of operations could be negatively affected. We do not currently have a permanent Chief Financial Officer, and if we are unable to timely hire one, our business may be negatively impacted. Further, the loss of a significant number of employees or our inability to hire a sufficient number of qualified employees could have a material adverse effect on our business.

New technologies and their use by carriers may have a material adverse effect on our growth rate and results of operations.

The emergence of new technologies could reduce the demand for space on our towers. For example, the development of and use of products that would permit multiple wireless carriers to use a single antenna, share networks or increase the range and capacity of an antenna could reduce the number of antennas needed by our customers. This could have a material adverse effect on our growth rate and results of operations.

Our costs could increase and our revenues could decrease due to perceived health risks from radio frequency (“RF”) energy.

The government imposes requirements and other guidelines on our towers relating to RF energy. Exposure to high levels of RF energy can cause negative health effects.

The potential connection between exposure to low levels of RF energy and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. According to the Federal Communications Commission (“FCC”), the results of these studies to date have been inconclusive. However, public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless companies, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, health risks could cause a decrease in the demand for wireless communications services. Moreover, if a connection between exposure to low levels of RF energy and possible negative health effects, including cancer, were demonstrated, we could be subject to numerous claims. If we were subject to claims relating to RF energy, even if such claims were not ultimately found to have merit, our financial condition would be materially and adversely affected.

Our business is subject to government regulations and changes in current or future regulations could harm our business.

We are subject to federal, state and local regulation of our business. In particular, both the Federal Communications Commission (“FCC”) and the Federal Aviation Administration (“FAA”) regulate the construction and maintenance of antenna towers and structures that support wireless communications and radio and television antennas. In addition, the FCC separately licenses and regulates wireless communications equipment and television and radio stations operating from such towers and structures. FAA and FCC regulations govern construction, lighting, painting and marking of towers and structures and may, depending on the characteristics of the tower or structure, require registration of the tower or structure. Certain proposals to construct new towers or structures or to modify existing towers or structures are reviewed by the FAA to ensure that the tower or structure will not present a hazard to air navigation.

Antenna tower owners and antenna structure owners may have an obligation to mark or paint towers or structures or install lighting to conform to FAA standards and to maintain such marking, painting and lighting. Antenna tower owners and antenna structure owners may also bear the responsibility of notifying the FAA of any lighting outages. Certain proposals to operate wireless communications and radio or television stations from antenna towers and structures are also reviewed by the FCC to ensure compliance with environmental impact requirements. Failure to comply with existing or future applicable requirements may lead to civil penalties or other liabilities and may subject us to significant indemnification liability to our customers against any such failure to comply. In addition, new regulations may impose additional costly burdens on us, which may affect our revenues and cause delays in our growth.

Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, vary greatly, but typically require antenna tower owners and antenna structure owners to obtain approval from local officials or community standards organizations prior to tower or structure construction or modification. Local regulations can delay, prevent, or increase the cost of new construction, co-locations, or site upgrade projects, thereby limiting our ability to respond to customer demand. In addition, new regulations may be adopted that increase delays or result in additional costs to us. These factors could have a material adverse effect on our future growth and operations.

Our towers are subject to damage from natural disasters.

Our towers are subject to risks associated with natural disasters such as tornadoes and hurricanes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to loss limits and deductibles. We also maintain third party liability insurance, subject to deductibles, to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a significant number of our towers, could require us to make significant capital expenditures and may have a material adverse effect on our operations or financial condition.

We could have liability under environmental laws that could have a material adverse effect on our business, financial condition and results of operations.

Our operations, like those of other companies engaged in similar businesses, are subject to the requirements of various federal, state, local and foreign environmental and occupational safety and health laws and regulations, including those relating to the management, use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials, and wastes. As owner, lessee or operator of numerous tower sites, we may be liable for substantial costs of remediating soil and groundwater contaminated by hazardous materials, without regard to whether we, as the owner, lessee or operator, knew of or were responsible for the contamination. We may be subject to potentially significant fines or penalties if we fail to comply with any of these requirements. The current cost of complying with these laws is not material to our financial condition or results of operations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. It is possible that these requirements will change or that liabilities will arise in the future in a manner that could have a material adverse effect on our business, financial condition and results of operations.

As a company whose common stock is publicly traded, we are subject to the rules and regulations of federal, state and financial market exchange entities.

In response to recent laws enacted by Congress (most notably the Sarbanes-Oxley Act of 2002), some of these entities have recently issued new requirements and some are continuing to develop additional requirements (most notably, the requirements associated with Section 404 of the Sarbanes-Oxley Act). Our material internal control systems, processes and procedures will have to be in compliance with the new requirements and such compliance may require the commitment of significant financial and managerial resources and significant changes to such controls, systems, processes and procedures.

Risks Relating to the Notes

The notes rank effectively junior in right of payment to all indebtedness and other liabilities, including borrowings under the senior credit facility, of Telecommunications’ subsidiaries.

We have no operations of our own and derive substantially all of our revenue from the operations of Telecommunications’ subsidiaries. Telecommunications’ subsidiaries are not guarantors of the notes. In the event of our bankruptcy or the bankruptcy of any of Telecommunications’ subsidiaries, the holders of their liabilities, including borrowings under the senior credit facility, would generally be entitled to payment of their claims from the assets of the affected subsidiaries before those assets were made available for distribution to us. As a result, the claims of holders of the notes will effectively rank junior to the claims of all of the creditors of Telecommunications’ subsidiaries, including the lenders under our existing and any future senior credit facility. If any indebtedness of Telecommunications’ subsidiaries were to be accelerated, we cannot assure you that the assets of the subsidiaries remaining after payment of such indebtedness would be sufficient to repay our indebtedness in full, including the notes, and the outstanding 10¼% senior notes. As of December 31, 2003, as adjusted for the new credit facility and the application of the net proceeds therefrom, Telecommunications’ subsidiaries would have had $322.7 million of total liabilities, including $275.0 million of indebtedness for borrowed money. As of March 10, 2004, we had drawn down $275.0 million under the senior credit facility and as a result had $125.0 million in availability under the senior credit facility, which would be senior in right of payment to the notes. Subject to the restrictions set forth in our debt instruments, our subsidiaries may be able to incur significant additional indebtedness in the future, some of which may be secured debt. Holders of our secured debt will have claims that are effectively senior to your claims as holders of the notes to the extent of the value of the assets securing the secured debt. In addition, the notes will be effectively subordinated to all secured debt to the extent of the collateral securing such debt.

The issuers dependence on their subsidiaries for cash flow may negatively affect their ability to pay the principal, interest and other amounts due on the notes.

The issuers are holding companies with no business operations of their own. The issuers’ only significant asset is, and is expected to be, the outstanding capital stock of their subsidiaries. The issuers conduct, and expect to conduct, all of their business operations through their subsidiaries. Accordingly, the issuers’ ability to pay their obligations, including the principal and interest, premium, if any, and additional interest, if any, on the outstanding 10¼% senior notes and the notes, is dependent upon dividends and other distribution from their subsidiaries to the issuers. Other than amounts required to make interest and principal payments on the notes, the issuers currently expect that the earnings and cash flow of their subsidiaries will be retained and used by them in their operations, including servicing their debt obligations. The issuers’ subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise to pay the principal, interest and other amounts on the notes or make any funds available to the issuers for payment. The ability of the issuers’ subsidiaries to pay dividends or transfer assets to the issuers may be restricted by applicable state law and contractual restrictions, including the terms of the senior credit facility. Although the indenture governing the notes will limit the ability of the issuers’ subsidiaries to enter into consensual restrictions on their ability to pay dividends to the issuers, these limitations are subject to a number of significant qualifications and exceptions.

The issuers may not have sufficient funds to repurchase the notes upon a change in control as required by the indenture.

If a change of control (as defined in the indenture) of SBA Communications occurs, the issuers will be required, subject to certain conditions, to offer to purchase all outstanding notes plus all outstanding 10¼% senior notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase.

As of December 31, 2003, the issuers did not have sufficient funds available to purchase all of the notes plus all outstanding 10¼% senior notes if they were tendered in a change of control offer. The source of funds for any purchase of these notes will be our available cash or cash generated from our operations or other sources, including borrowings, sales of assets or sales of equity. If the issuers do not have sufficient cash on hand, we could seek to refinance the debt under the senior credit facility, all of our outstanding notes and our other debt or obtain a waiver from the lenders or the holders of our outstanding notes, as the case may be. We may not, however, be able to obtain a waiver or refinance our debt on satisfactory terms, or at all.

The issuers’ failure to purchase the notes would be a default under the indenture for the notes, which would in turn be a default under the senior credit facility. In addition, a change of control will constitute an event of default under the senior credit facility. A default under the senior credit facility would result in an event of default under the indenture for the notes if the senior credit lenders were to accelerate the debt under the senior credit facility. Furthermore, if the holders of the notes exercise their right to require the issuers to repurchase notes, the financial effect of this repurchase could cause a default under our other debt, even if the event itself would not cause a default.

You will be required to pay U.S. federal income tax on accrual of original issue discount on the notes.

The notes were issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on the notes generally will not begin to accrue until December 15, 2007 and will not be payable prior to June 15, 2008, original issue discount (“OID”) will be includable in the gross income of a holder of the notes for U.S. federal income tax purposes in advance of the receipt of such cash payments on the notes. See “Certain U.S. Federal Income Tax Considerations” for a more detailed discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

No public market currently exists for the notes and an active trading market may not develop for the notes, which may limit your ability to resell them.

The notes constitute a new class of securities for which there is no established trading market and the issuers do not intend to list the notes on any securities exchange or seek their admission to be quoted on any automated dealer quotation system. However, the notes are eligible for trading in PORTAL.

Although the initial purchasers have advised us that they intend to make a market in the notes, they are not obligated to do so, and they may cease to do so at any time without notice. Accordingly, the issuers cannot assure you that an active market will develop for the notes or, if a trading market develops, that it will continue. The lack of an active trading market for the notes would have a material adverse effect on the market price and liquidity of the notes. If a market for the notes develops, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the issuers’ ability to complete the offer to exchange the old notes for new notes;

•	prevailing interest rates; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes and your ability to dispose the notes, regardless of our prospects or performance.

There could be negative consequences to you if you do not exchange your old notes for new notes.

Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, we anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. The old notes are currently eligible for sale under Rule 144A through the Portal Market.

As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement relating to the old notes. Holders who do not tender their old notes generally will not have any further registration rights or rights to receive the liquidated damages specified in the registration rights agreement for our failure to register the new notes.

Any old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

•	to us or one of our subsidiaries;

•	to a qualified institutional buyer;

•	to an institutional accredited investor;

•	to a party outside the United States under Regulation S under the Securities Act;

•	under an exemption from registration provided by Rule 144 under the Securities Act; or

•	under an effective registration statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements.” Discussions containing forward-looking statements may be found in the material set forth in the section entitled “Summary,” and throughout this prospectus.

•	our estimates regarding our liquidity, capital expenditures and sources of both, and our ability to fund operations and meet our obligations as they become due for the foreseeable future;

•	our expectations regarding our incurrence of additional net losses in 2004;

•	our expectations regarding the final aggregate gross cash proceeds to be generated by the Western tower sale;

•	our ability to sell the 61 towers remaining in the Western two-thirds of the United States;

•	our estimates of the amount and timing of site development revenue to be generated from the network development contract with Sprint Spectrum L.P.;

•	our strategy to focus our business on the site leasing business, and the consequential shift in our revenue stream and gross profits from project driven revenues to recurring revenues, predictable operating costs and minimal capital expenditures;

•	our belief that our towers have significant capacity to accommodate additional tenants;

•	our estimates regarding the future development of the site leasing industry and site development industry and its effect on our revenues and profits;

•	our estimate that we will not make any additional material change to our tower portfolio in 2004;

•	our belief that the Western tower sale will not have a material impact on our site leasing gross profit margin;

•	our intent to focus our tower ownership activities in the eastern third of the United States;

•	our belief regarding our position to capture additional site leasing business in our markets and identify and participate in site development projects across our markets;

•	our expectations regarding the incurrence of material additional charges in 2004 for the write-off of deferred financing fees and extinguishment of debt;

•	our estimates that interest expense and depreciation charges will continue to be substantial in the future;

•	our belief regarding the financial impact of certain accounting pronouncements; and

•	our estimates regarding non-cash compensation expense in each year from 2004 through 2006.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	our inability to sufficiently increase our revenues and maintain or decrease expenses and cash capital expenditures to permit us to fund operations and meet our obligations as they become due;

•	our potential adjustments to the purchase price of the Western tower sale;

•	our ability to identify suitable purchasers for the additional 61 towers held for sale and enter into agreements on mutually acceptable terms;

•	the inability of our clients to access sufficient capital or their unwillingness to expend capital to fund network expansion or enhancements;

•	our ability to continue to comply with covenants and the terms of our senior credit facility and to access sufficient capital to fund our operations;

•	our ability to secure as many site leasing tenants as planned;

•	our ability to expand our site leasing business and maintain or expand our site development business;

•	our ability to successfully address zoning issues;

•	our ability to retain current lessees on our towers;

•	the actual amount and timing of services rendered and revenues received under our contract with Sprint Spectrum L.P.;

•	our ability to realize economies of scale from our tower portfolio;

•	the impact of our lack of a permanent Chief Financial Officer and our inability to timely hire a permanent Chief Financial Officer; and

•	the continued use of towers and dependence on outsourced site development services by the wireless communications industry.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes in like principal amount the terms of which are identical in all respects to the new notes except for the transfer restrictions and registration rights. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

The net proceeds of the sale of the old notes was approximately $267.1 million, after deducting the initial purchasers’ discount and estimated transaction fees and expenses payable by us. We used the net proceeds from this offering to fund payments made in connection with the tender offer for the repurchase of $153.3 million aggregate principal amount of our outstanding 12% senior discount notes due 2008. The offering of the notes was not conditioned on the repurchase of any minimum amount of 12% senior discount notes in the tender offer. We used the remaining net proceeds to (1) repurchase and/or redeem outstanding 10¼% senior notes due 2009 and (2) repay debt outstanding under our prior senior credit facility. Amortization of amounts borrowed under our prior senior credit facility would have commenced in 2004 and all amounts would have been due and payable at maturity on December 31, 2007. As of December 31, 2003, amounts borrowed under our prior senior credit facility bore interest at a rate of 8.65% to 8.67% per annum.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical financial data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003. The financial data for the years ended December 31, 1999 and 2000 have been derived from our unaudited consolidated financial statements. The unaudited financial data as of and for the years ended December 31, 1999 and 2000, have been derived from our books and records without audit and, in the opinion of management, include all adjustments, (consisting only of normal, recurring adjustments) that management considers necessary for a fair statement of results for these periods. The financial data as of and for the years ended December 31, 2001 and 2002 have been derived from, and are qualified by reference to, our audited consolidated financial statements. The financial data as of and for the year ended December 31, 2003 has been derived from, and is qualified by reference to, our audited consolidated financial statements. The following consolidated financial statements have been reclassified to reflect the discontinued operations treatment of the disposition, or intended disposition of 848 towers. You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, incorporated herein by reference.

	For the years ended December 31,
	1999	2000	2001	2002	2003
	(unaudited)		(audited)	(audited)	(audited)
	(in thousands)
Operating Data:
Revenues:
Site leasing	$23,176	$44,332	$85,487	$115,081	$127,842
Site development	60,570	115,892	139,735	125,041	84,218

Total revenues	83,746	160,224	225,222	240,122	212,060

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	10,742	16,904	30,657	40,650	42,021
Cost of site development	45,804	88,892	108,532	102,473	77,810

Total cost of revenues	56,546	105,796	139,189	143,123	119,831

Gross profit	27,200	54,428	86,033	96,999	92,229
Operating expenses:
Selling, general and administrative	19,659	27,404	42,103	34,352	31,244
Restructuring and other charges	—	—	24,399	47,762	2,505
Asset impairment charges	—	—	—	25,545	16,965
Depreciation, accretion and amortization	13,275	27,921	66,104	85,728	84,380

Total operating expenses	32,934	55,325	132,606	193,387	135,094

Operating loss from continuing operations	(5,734)	(897)	(46,573)	(96,388)	(42,865)
Other income (expense):
Interest income	881	6,253	7,059	601	692
Interest expense, net of amounts capitalized	(5,244)	(4,879)	(47,709)	(54,822)	(81,501)
Non-cash interest expense	(20,467)	(23,000)	(25,843)	(29,038)	(9,277)
Amortization of debt issuance costs	(1,596)	(3,006)	(3,887)	(4,480)	(5,115)
Write-off of deferred financing fees and loss on extinguishment of debt	(1,150)	—	(5,069)	—	(24,219)
Other	48	68	(76)	(169)	169

Total other expense	(27,528)	(24,564)	(75,525)	(87,908)	(119,251)

	For the years ended December 31,
	1999	2000	2001	2002	2003
	(unaudited)		(audited)	(audited)	(audited)
	(in thousands)
Loss from continuing operations before provision for income taxes and cumulative effect of changes in accounting principles	(33,262)	(25,461)	(122,098)	(184,296)	(162,116)
Benefit from (provision for) income taxes	196	(1,195)	(1,493)	(309)	(1,820)

Loss from continuing operations before cumulative effect of changes in accounting principles	(33,066)	(26,656)	(123,591)	(184,605)	(163,936)
Loss from discontinued operations, net of income taxes	(1,525)	(2,259)	(2,201)	(3,717)	(7,690)

Loss before cumulative effect of changes in accounting principles	(34,591)	(28,915)	(125,792)	(188,322)	(171,626)
Cumulative effect of changes in accounting principles	—	—	—	(60,674)	(545)

Net loss	(34,591)	(28,915)	(125,792)	(248,996)	(172,171)
Dividends on preferred stock	733	—	—	—	—

Net loss applicable to shareholders	$(33,858)	$(28,915)	$(125,792)	$(248,996)	$(172,171)

Basic and diluted loss per common share amounts:
Loss from continuing operations before cumulative effect of changes in accounting principle	$(1.69)	$(0.65)	$(2.61)	$(3.66)	$(3.14)
Loss from discontinued operations	(0.08)	(0.05)	(0.05)	(0.07)	(0.15)
Cumulative effect of changes in accounting principle	—	—	—	(1.20)	(0.01)

Net loss per common share	$(1.77)	$(0.70)	$(2.66)	$(4.93)	$(3.30)

Weighted average number of common shares	19,156	41,156	47,321	50,491	52,204

	As of December 31,
	1999	2000	2001	2002	2003
	(unaudited)		(audited)	(audited)	(audited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents(1)	$3,131	$14,980	$13,904	$61,141	$8,338
Short-term investments	—	—	—	—	15,200
Restricted cash(2)	—	—	—	—	10,344
Property and equipment (net)	339,079	766,221	987,053	940,961	856,213
Total assets	429,823	948,818	1,407,543	1,303,365	982,982
Total debt(3)	320,767	248,273	845,453	1,024,282	870,758
Total shareholders’ equity	48,582	538,160	448,744	203,490	43,877

	For the years ended December 31,
	1999	2000	2001	2002	2003
	(unaudited)		(audited)	(audited)	(audited)
	(dollars in thousands)
Other Data:
Cash provided by (used in):
Operating activities	$23,134	$47,516	$28,753	$17,807	$(29,808)
Investing activities	(208,870)	(445,280)	(554,700)	(102,716)	155,456
Financing activities	162,124	409,613	524,871	132,146	(178,451)
Ratio of earnings to fixed charges(4)	—	.28x	—	—	—

	For the year ended December 31,
	2001	2002	2003
	(unaudited)
	(dollars in thousands)
Indenture Data:
SBA Communications Corporation (“HoldCo”)(5)
HoldCo Adjusted Consolidated Cash Flow(6)	$62,197	$65,121	$68,585
HoldCo Consolidated Indebtedness(7)	$845,453	$1,019,046	$866,199
HoldCo’s Debt to Adjusted Consolidated Cash Flow Ratio(7)	13.6x	15.6x	12.6x
SBA Telecommunications, Inc. (“OpCo”)(5)
OpCo Adjusted Consolidated Cash Flow(6)	$67,195	$70,121	$73,246
OpCo Consolidated Indebtedness(8)	$110,568	$255,123	$394,085
OpCo’s Debt to Adjusted Consolidated Cash Flow Ratio(8)	1.6x	3.6x	5.4x

	For the years ended December 31,
	1999	2000	2001	2002	2003
	(unaudited)
Tower Data (Before Discontinued Operations Treatment):
Towers owned at the beginning of period	494	1,163	2,390	3,734	3,877
Towers constructed	438	779	667	141	13
Towers acquired	231	448	677	53	—
Towers reclassified/disposed of(4)	—	—	—	(51)	(797)
Towers held for sale	—	—	—	—	(61)

Total towers owned at the end of period	1,163	2,390	3,734	3,877	3,032
Tower Data (After Discontinued Operations Treatment):
Total towers owned at the end of period	902	1,830	2,910	3,030	3,032

(1)	Includes cash and cash equivalents of Telecommunications and its subsidiaries of $2.9 million, $13.6 million, $13.7 million, $60.9 million and $8.2 million as of December 31, 1999, 2000, 2001, 2002 and 2003, respectively.
(2)	Restricted cash of $10.3 million as of December 31, 2003, consists of $7.3 million of cash held by escrow agent in accordance with certain provisions of the Western tower sale agreement and $3.0 million related to surety bonds issued for our benefit.
(3)	Includes deferred gain on interest rate swap of $5.2 million and $4.6 million as of December 31, 2002 and December 31, 2003, respectively.
(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent net loss before income taxes, cumulative effect of changes in accounting principles, discontinued operations and dividends on preferred stock. Fixed charges consist of interest expense, the component of rental expense believed by management to be representative of the interest factor thereon, amortization of original issue discount and debt issue costs and preferred dividends. We had a deficiency in earnings to fixed charges of $32.5 million for 1999, $122.1 million for 2001, $184.3 million for 2002 and $162.1 million for 2003.

(5)	In the indenture relating to the notes, HoldCo is referred to as the “Co-Issuer” and OpCo is referred to as the “Company.” Pursuant to the terms of the indenture, the “Adjusted Consolidated Cash Flow,” the “Consolidated Indebtedness” and the “Debt to Adjusted Consolidated Cash Flow Ratio” for each of SBA Communications Corporation (the “Co-Issuer”) and SBA Telecommunications, Inc. (the “Company”) are calculated including the entity and its Restricted Subsidiaries (as that term is defined in the indenture).
(6)	HoldCo Adjusted Consolidated Cash Flow and OpCo Adjusted Consolidated Cash Flow are included in this prospectus because covenants in the indenture relating to the notes are tied to ratios based on these measures. HoldCo Adjusted Consolidated Cash Flow and OpCo Adjusted Consolidated Cash Flow are not measures of performance under generally accepted accounting principles, or GAAP, and should not be considered as alternatives to net loss as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP. The indenture requires that HoldCo’s Debt to HoldCo Adjusted Consolidated Cash Flow Ratio not exceed 7.75 to 1.0 in order for HoldCo to be able to incur additional debt, subject to certain exceptions, in accordance with the indenture. The indenture requires that OpCo’s Debt to OpCo Adjusted Consolidated Cash Flow Ratio not exceed 4.0 to 1.0 in order for OpCo to be able to incur additional debt, subject to certain exceptions, in accordance with the indenture. For the year ended December 31, 2003, HoldCo’s Debt to HoldCo Adjusted Consolidated Cash Flow Ratio was 12.6 to 1.0 and OpCo’s Debt to OpCo Adjusted Consolidated Cash Flow Ratio under the indenture was 1.6 to 1.0. This data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference herein. A reconciliation of HoldCo Adjusted Consolidated Cash Flow to net loss and OpCo Adjusted Consolidated Cash Flow to net loss is as follows:

	Year Ended December 31,
	2001	2002	2003
	(unaudited)
	(in thousands)
Net loss	$(125,792)	$(248,996)	$(172,171)
Loss from discontinued operations, net of income taxes	2,201	3,717	7,690
Write-off of deferred financing fees and loss on extinguishment of debt	5,069	—	24,219
Cumulative effect of changes in accounting principles	—	60,674	545
Provision for income taxes	1,493	309	1,820
Interest expense	51,584	56,494	81,570
Non-cash interest expense	25,843	29,038	9,277
Amortization of debt issuance costs	3,887	4,480	5,115
Depreciation, accretion and amortization	66,104	85,728	84,380
Non-cash general and administrative compensation expenses	3,326	2,017	832
Non-cash restructuring and other charges	24,119	43,438	1,327
Asset impairment charges	—	25,545	16,965
Other expenses	76	169	(169)
Interest income	(7,059)	(601)	(692)
Other permitted cash expenses(a)	—	—	2,994
LTM Site Leasing Gross Profit(b)	(54,830)	(74,431)	(85,821)
Annualized Site Leasing Gross Profit(c)	66,176	77,540	90,704

HoldCo Adjusted Consolidated Cash Flow	62,197	65,121	68,585
Plus: Selling, general and administrative expenses of HoldCo(d)	4,998	5,000	4,661

OpCo Adjusted Consolidated Cash Flow	$67,195	$70,121	$73,246

(a)

Other permitted cash expenses for the year ended December 31, 2003 were $2,994 which include cash charges for (1) professional fees related to the restatement of our consolidated financial statements for the years ended December 31, 2001 and 2002 of $925, (2) restructuring charges of $1,178 and (3) professional and advisory fees related to our review of our strategic alternatives and decision to sell a portion of our tower portfolio in the Western tower sale of $891. (b) LTM Site Leasing Gross Profit is site leasing revenues less cost of site leasing revenues for the twelve month period ending as of the date presented. See the definition of “Tower Cash Flow” in “Description of the Notes—Certain Definitions” included elsewhere herein. LTM Site Leasing Gross Profit for the year ended December 31, 2001 and 2002 have been derived from our restated audited consolidated financial statements. LTM Site Leasing Gross Profit for the year ended December 31, 2003 has been derived from our audited consolidated financial statements. (c) Annualized Site Leasing Gross Profit is site leasing revenues less cost of site leasing revenues for the most recent calendar quarter multiplied by four.

	Year Ended December 31,
	2001	2002	2003
	(unaudited)
	(dollars in thousands)
Site Leasing Gross Profit for the year ended December 31	$54,830	$74,431	$85,821
Site Leasing Gross Profit for the nine months ended September 30	$(38,286)	$(55,046)	$(63,145)

Site Leasing Gross Profit for the three months ended December 31	$16,544	$19,385	$22,676
Multiplied by 4	4	4	4

Annualized Site Leasing Gross Profit	$66,176	$77,540	$90,704

(d)	Selling, general and administrative expenses of HoldCo is a component of our consolidated selling, general and administrative expenses as set forth in our consolidated statements of operations incorporated by reference herein. For purposes of calculating OpCo Adjusted Consolidated Cash Flow, to the extent HoldCo’s selling, general and administrative expenses exceed $6,000, the amount of such excess shall be deducted from OpCo’s Adjusted Consolidated Cash Flow.
(7)	HoldCo Consolidated Indebtedness is long-term debt, including the current maturities and excluding deferred gain on interest rate swap, in accordance with GAAP as set forth on the consolidated balance sheets incorporated by reference herein. HoldCo Debt to HoldCo Adjusted Consolidated Cash Flow Ratio is calculated by dividing HoldCo Consolidated Indebtedness by HoldCo Adjusted Consolidated Cash Flow.
(8)	OpCo Consolidated Indebtedness is included in our long-term debt, including the current maturities and excluding deferred gain on interest rate swap, in accordance with GAAP as set forth in our consolidated balance sheets incorporated by reference herein, consisting of amounts related to our senior secured credit facility loans and our notes payable. OpCo’s Consolidated Indebtedness does not include the 10¼% senior notes and the 12% senior discount notes. OpCo Debt to OpCo Adjusted Consolidated Cash Flow Ratio is calculated by dividing OpCo Consolidated Indebtedness by OpCo Adjusted Consolidated Cash Flow. For purposes of the indenture, OpCo’s Debt to OpCo Adjusted Consolidated Cash Flow Ratio is calculated excluding the notes. On such basis, for the year ended December 31, 2003, such ratio would have been 1.6 to 1.0.
(9)	Reclassifications reflect the combination for reporting purposes of multiple acquired tower structures on a single parcel of real estate, which we market and customers view as a single location, into a single owned tower site. Dispositions reflect the sale, conveyance or other legal transfer of owned tower sites.

THE EXCHANGE OFFER

You can find the definitions of capitalized terms used in this section under the heading “Description of the Notes—Certain Definitions.”

Terms Of The Exchange Offer; Period For Tendering Old Notes

The old notes were sold by us on December 19, 2003 to Lehman Brothers Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) Inc. (the “Initial Purchasers”) pursuant to a Purchase Agreement dated December 8, 2003 between us and the Initial Purchasers. As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term “expiration date” means 5:00 p.m., New York City time on [21 business days after commencement of offer]; provided however, that if we extend the period of time for which the Exchange Offer is open, the term “expiration date” means the latest time and date to which the Exchange Offer is extended.

As of the date of this prospectus, $402.0 million aggregate principal amount at maturity of the old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of old notes at the addresses set forth in the security register maintained by the trustee or other registrar. Our obligation to accept old notes for exchange is subject to conditions as set forth under”—Conditions to the Exchange Offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any old notes, by public announcement of an extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Old notes tendered in the Exchange Offer must be $1,000 in principal amount or any integral multiple of $1,000.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waive a material condition to the Exchange Offer, we will disseminate additional Exchange Offer materials and extend the Exchange Offer to the extent required by law. In addition, we may, if we deem appropriate, extend the Exchange Offer for any other reason. If the principal amount of old notes subject to the Exchange Offer is decreased, the Exchange Offer will remain open at least ten business days from the date we first give notice to you, by public announcement or otherwise, of that decrease. In the case of an extension of the Exchange Offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Exchange Offer. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

Registration Covenant; Exchange Offer

Under our registration rights agreement dated December 19, 2003 with the Initial Purchasers, we have agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of this Exchange Offer Registration Statement, we will offer to the holders of the old notes who are able to make required representations the opportunity to exchange their old notes for new notes. Alternatively, we will file with the Commission a Shelf Registration Statement to cover resales of Transfer Restricted Securities (as defined below) by the holders of old notes who satisfy specific conditions relating to the provision of information in connection with the Shelf Registration Statement if:

•	we are not required to file the Exchange Offer Registration Statement pursuant to the registration rights agreement; or

•	we are not permitted to consummate the Exchange Offer because it is not permitted by applicable law or Commission policy; or

•	any holder of Transfer Restricted Securities notifies us before the 20th day following the consummation of the Exchange Offer that:

•	it is prohibited by law or Commission policy from participating in the Exchange Offer;

•	it may not resell the new notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

•	it is a broker-dealer and holds old notes acquired directly from us or one of our affiliates;

We will use our reasonable best efforts to cause the applicable Registration Statement to be declared effective as promptly as possible by the Commission.

“Transfer Restricted Securities” means each Old Note until the earliest to occur of:

•	the date on which the Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder without complying with the prospectus delivery requirements of the Securities Act;

•	the date on which the Note has been disposed of in accordance with a Shelf Registration Statement;

•	the date on which such Note is disposed of by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein); or

•	the date on which the Note is distributable to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that:

•	we will use our reasonable best efforts to file an Exchange Offer Registration Statement with the Commission on or before 120 days after December 19, 2003, which is the closing date of the original issuance of the old notes;

•	we will use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective on or before 270 days after December 19, 2003;

•	unless the Exchange Offer would not be permitted by applicable law or Commission policy, we will commence the Exchange Offer and use our reasonable best efforts to cause the Exchange Offer to be consummated on or before 300 days after December 19, 2003; and

•	if obligated to file the Shelf Registration Statement, we will use our reasonable best efforts to file the Shelf Registration Statement with the Commission on or before 60 days after the filing obligation arises, and use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or before the later of 60 days after that obligation arises and 270 days after December 19, 2003.

If a registration default (as defined below) occurs, then additional cash interest (“Liquidated Damages”) shall accrue to each holder of Transfer Restricted Securities, commencing upon the occurrence of such registration default in an amount equal to $.05 per week per $1,000 of the principal amount of notes held by such holder of Transfer Restricted Securities for the first 90 day period immediately following the first registration default. The amount of liquidated damages will increase by an additional $.05 per week per $1,000 of the principal amount of notes with respect to each subsequent 90 day period (or portion thereof) until all registration defaults have been cured, up to a maximum rate of liquidated damages of $.50 per week per $1,000 of the principal amount of the old notes. All accrued liquidated damages shall be paid to the holders of the old notes in the same manner as interest is paid under the notes. Immediately upon the cure of all registration defaults, accrual of liquidated damages will cease.

A “registration default” means the occurrence of one of the following events:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for that filing;

•	any of those registration statements are not declared effective by the Commission on or prior to the date specified for its effectiveness in the circumstances required by the registration rights agreement;

•	we fail to consummate the Exchange Offer within 300 days after December 31, 2003; or

•	any registration statement required by the registration rights agreement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in, and subject to the suspension periods contemplated by the registration rights agreement.

This summary of the provisions of the registration rights agreement is not complete and is subject to, and is qualified by reference to, all provisions of the registration rights agreement.

Interest On Exchange Notes

The new notes will bear interest at the same rate and on the same terms as the old notes. Consequently, the new notes will be issued at a substantial discount to their principal amount at maturity. Interest on the new notes will accrete at a rate of 9¾% per annum until December 15, 2007, when the new notes will have an aggregate principal amount at maturity of $402,024,000. Cash interest will not accrue nor be payable on the new notes prior to December 15, 2007. Thereafter, cash interest will accrue on the new notes and will be payable on June 15 and December 15 of each year, beginning on June 15, 2008. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

Procedures For Tendering Old Notes

To tender in the Exchange Offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or a facsimile, together with the old notes and any other required documents, to the exchange agent. The exchange agent must receive these documents at the address set forth below prior to 5:00 p.m., New York City time on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfers must be received by the exchange agent prior to the expiration date.

By executing a letter of transmittal, each holder will make the representations set forth below under the heading “—Resale of New Notes.”

The tender by a holder and the acceptance by us will constitute an agreement between the holder and us in accordance with the terms subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to us. Holders may request their brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes tendered:

•	are signed by the registered holder, unless the holder has completed the box entitled “special exchange instructions” or “special delivery instructions” on the letter of transmittal; or

•	are tendered for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “eligible institution”).

If a letter of transmittal is signed by a person other than the registered holder of any old notes listed on the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the old notes, with the signature guaranteed by an eligible institution.

If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, the persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our reasonable discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes that are not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent for the old notes will establish accounts with respect to the old notes at DTC, (the “book-entry transfer facility”) for purposes of the Exchange Offer. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer old notes into the exchange agent’s account at the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures for transfers. Timely book-entry delivery of old notes pursuant to the Exchange Offer, however, requires receipt of a book-entry confirmation prior to the expiration date. In addition, to receive new notes for tendered old notes, the letter of transmittal, or a mutually signed facsimile, together with any required signature guarantees and any other required documents, or an agent’s message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth under “— Exchange Agent” below prior to the expiration date. Alternatively, the guaranteed delivery procedures described below must be complied with. Tender will not be considered made until the documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Tender Of Existing Notes Held Through Book-Entry Transfer Facility

The exchange agent and the book-entry transfer facility have confirmed that the Exchange Offer is eligible for the book-entry transfer facility’s Automated Tender Offer Program, or ATOP. Accordingly, participants in the book-entry transfer facility’s ATOP may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the Exchange Offer by causing the book-entry transfer facility to transfer old notes to the exchange agent in accordance with the book-entry transfer facility’s ATOP procedures for transfer. The book-entry transfer facility will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by a book-entry transfer facility, received by exchange agent and forming part of the book-entry confirmation, which states that:

•	the book-entry transfer facility has received an expressed acknowledgment from a participant in its ATOP that is tendering old notes which are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, the participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce the agreement against the participant.

Guaranteed Delivery Procedure

Holders who wish to tender their old notes and (1) whose old notes are not immediately available, (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered and guaranteeing that, within three New York Stock Exchange trading days after the date of execution, the letter of transmittal or facsimile together with the certificate(s) representing the old notes or a book-entry confirmation of the old notes into the exchange agent’s account at the book-entry transfer facility and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•	a properly completed and executed letter of transmittal for facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation transfer of the old notes into the exchange agent’s account at the book-entry transfer facility and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawals Of Tenders

Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the expiration date.

To withdraw a tender of old notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn (the “depositor”);

•	identify the old notes to be withdrawn, including the certificates number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other registrar register transfer of the old notes into the name of the person withdrawing the tender; and

•	specify the name in which any of the old notes are to be registered, if different from that of the depositor.

All questions as to the validity, form and eligibility, including time or receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under “— Procedures for Tendering Old Notes” at any time prior to the expiration date.

Conditions To The Exchange Offer

Notwithstanding any other terms of the Exchange Offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and may terminate the Exchange Offer before the acceptance of the old notes if, in our reasonable judgment, the Exchange Offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission. If we determine in our reasonable discretion that this condition is not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to the tendering holders;

•	extend the Exchange Offer and retain all old notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the old notes (see “— Withdrawals of Tender”); or

•	waive the unsatisfied condition with respect to the Exchange Offer and accept all validly tendered old notes which have not been withdrawn. If the waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during that five to ten business-day period.

Exchange Agent

U.S. Bank N.A. has been appointed as the exchange agent for the Exchange Offer of the old notes. The executed letter of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By mail or by hand:	U.S. Bank N.A.
Corporate Trust Services
60 Livingston Avenue
St. Paul, MN 55107

By Facsimile: (651) 495-8158
Confirm Facsimile by Telephone: (651) 495-3513 or (651) 495-3518

Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Fees And Expenses

We will not make any payment to brokers, dealers or others for soliciting acceptances of the Exchange Offer.

Transfer Taxes

Holders who tender their old notes for exchange generally will not be obligated to pay any transfer tax in connection with the exchange. However, holders who instruct us to register new notes in the name of a person other than the registered tendering holders, or request that old notes not properly tendered, withdrawn or not accepted in the Exchange Offer be returned to a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes. This is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the notes.

Appraisal Rights

Holders of old notes will not have dissenters’ rights or appraisal rights in connection with the Exchange Offer.

Resale Of New Notes

The new notes are being offered to satisfy our obligations contained in the registration rights agreement. We are making the Exchange Offer in reliance on the position of the Staff of the Commission as set forth in the Exxon Capital No-Action Letter, the Morgan Stanley No-Action Letter, the Shearman & Sterling No-Action Letter, and other interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing these matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in those interpretive letters to third parties.

Based on these interpretations by the Staff, and subject to the two immediately following sentences, we believe that new notes issued pursuant to this Exchange Offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the new notes are acquired in the ordinary course of the holder’s business; and

•	the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of the new notes.

However, any holder who:

•	is an “affiliate” of ours, within the meaning of Rule 405 under the Securities Act;

•	does not acquire new notes in the ordinary course of its business;

•	intends to participate in the Exchange Offer for the purpose of distributing new notes; or

•	is a broker-dealer who purchased old notes directly from us,

will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters; will not be permitted or entitled to tender old notes in the Exchange Offer; and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes unless the sale is made pursuant to an exemption from those requirements.

In addition, as described below, if any broker-dealer holds old notes acquired for its own account as a result of market-making or other trading activities and exchanges the old notes for new notes (a “participating broker-dealer”), the participating broker-dealer may be deemed to be a statutory “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes. See “Plan of Distribution.”

Each holder who wishes to exchange old notes for new notes in the Exchange Offer will be required to represent that:

•	it is not an affiliate of ours;

•	any new notes to be received by it are being acquired in the ordinary course of its business; and

•	it has no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of new notes.

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must:

•	acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities, and not directly from us; and

•	agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes.

The letter of transmittal states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an Exchange Offer so long as it contains a description of the plan of distribution with respect to the resale of new notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with the resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities.

Subject to provisions set forth in the registration rights agreement, we shall use our best efforts to:

•	keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of new notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities; and

•	ensure that the Exchange Offer Registration Statement conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of 180 days from the date on which the Exchange Offer Registration Statement is declared effective.

Any participating broker-dealer who is an affiliate of ours may not rely on the interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each participating broker-dealer who surrenders old notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of a letter of transmittal, that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

Consequences Of Failure To Exchange Old Notes

Any old notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of old notes outstanding. Following the consummation of the Exchange Offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected. The old notes are currently eligible for sale under Rule 144A through the Portal Market. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, we anticipate that the liquidity of the market for any old notes remaining outstanding after the Exchange Offer may be substantially limited.

As a result of the making of the Exchange Offer, we will have fulfilled our obligations under the registration rights agreement, and holders who do not tender their old notes generally will not have any further registration rights or rights to receive liquidated damages specified in the registration rights agreement for our failure to register the new notes.

The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

•	to us or one of our subsidiaries;

•	to a qualified institutional buyer;

•	to an institutional accredited investor;

•	to a party outside the United States under Regulation S under the Securities Act;

•	under an exemption from registration provided by Rule 144 under the Securities Act; or

•	under an effective registration statement.

DESCRIPTION OF THE NOTES

General

The Issuers issued the old notes and will issue the new notes as joint and several obligors under the Indenture dated as of December 19, 2003, among the Issuers and U.S. Bank N.A., as trustee (the “Indenture”). The term “Notes” refers to the old notes and the new notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The aggregate principal amount of Notes issuable under the Indenture is unlimited, although the issuance of old notes and new notes is limited to an aggregate principal amount at maturity of $402,024,000. We may issue an unlimited principal amount of Additional Notes having identical terms and conditions as the Notes, subject to compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” Any Additional Notes may be part of the same issue as the Notes and to that extent will vote on all matters with the holders of such Notes.

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate either agreement in its entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Copies of the Indenture and the Registration Rights Agreement are available as set forth below under “—Additional Information.” You can find the definitions of capitalized terms used in this description under the subheading “Certain Definitions.” In this description, references to the “Co-Issuer” mean only SBA Communications Corporation and not its subsidiaries, references to the “Company” mean only SBA Telecommunications, Inc. and not its subsidiaries and references to the “Issuers” mean collectively the Co-Issuer and the Company.

Brief Description of the Notes

The Notes:

•	are general unsecured, senior obligations of the Issuers;

•	are limited to an aggregate principal amount at maturity of $402,024,000, subject to our ability to issue Additional Notes;

•	will mature on December 15, 2011;

•	are structurally senior to all existing and future Indebtedness of the Co-Issuer, including the Co-Issuer’s 10¼% senior notes;

•	rank equally in right of payment to all other Senior Indebtedness of the Issuers;

•	rank effectively junior in right of payment to any secured Indebtedness of the Issuers to the extent of the value of the collateral securing that Indebtedness;

•	rank senior in right of payment to all future subordinated Indebtedness of the Issuers;

•	rank effectively junior in right of payment to all Indebtedness and other liabilities, including trade payables, of the Company’s Subsidiaries; and

•	are eligible for trading in PORTAL.

As of December 31, 2003, as adjusted for the new credit facility and the application of the net proceeds therefrom, the Issuers would have had $611.9 million of Senior Indebtedness and no subordinated Indebtedness. As of December 31, 2003, on an as adjusted basis after giving effect to the refinancing of the Senior Credit Facility, the Notes would have ranked effectively junior in right of payment to $322.7 million of total liabilities, including $275.0 million of indebtedness for borrowed money, of the Company’s Subsidiaries. As of March 10, 2004, we had drawn down $275.0 million under the senior credit facility and as a result had $125.0 million in availability under the senior credit facility, which would be senior in right of payment to the notes.

As of December 19, 2003, all Subsidiaries of the Co-Issuer are Restricted Subsidiaries. However, under certain circumstances, the Issuers will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest

The issuers issued Initial Notes with a maximum aggregate principal amount at maturity of $402,024,000. The issuers may issue Additional Notes from time to time. Any offering of Additional Notes is subject to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” The Initial Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Notes will mature on December 15, 2011. The issuers issued the old notes and will issue the new notes in denominations of $1,000 aggregate principal amount at maturity and integral multiples thereof.

The old notes were issued and the new notes will be issued at a substantial discount from their principal amount at maturity. See “Certain U.S. Federal Income Tax Considerations—Consequences to United States Holders—Interest and Original Issue Discount.” Until December 15, 2007, no interest will accrue, but the Accreted Value will accrete (representing the amortization of original issue discount) between the date of original issuance and December 15, 2007, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on December 15, 2007 (the “Full Accretion Date”). The initial Accreted Value per $1,000 in principal amount at maturity of the Notes will be $684.04 (representing the original price at which the Notes were offered).

Beginning on December 15, 2007, interest on the Notes will accrue at the rate of 9 3/4% per annum and will be payable in U.S. dollars semiannually in arrears on June 15 and December 15, commencing on June 15, 2008, to Holders of record on the immediately preceding June 1 or December 1, respectively. Holders of record on such record dates will become irrevocably entitled to receive accrued interest in respect of the interest period during which such record date occurs as of the close of business on such record date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the Notes, and an Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The registrar is not required to transfer or exchange any Note selected for redemption. Also, the registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

Except as described below, the Notes will not be redeemable at the Issuers’ option prior to December 15, 2007. Thereafter, the Notes will be subject to redemption at any time at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2007	104.875%
2008	103.250%
2009	101.625%
2010 and thereafter	100.000%

At any time prior to December 15, 2006 the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Notes (including any Additional Notes) issued under the Indenture at a redemption price of 109.750% of the Accreted Value thereof on the redemption date, plus accrued and unpaid Additional Interest, if any, with the net cash proceeds of one or more Equity Offerings and/or Strategic Equity Investments; provided that (1) at least 65% of the aggregate principal amount at maturity of Notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by an Issuer or any of its Subsidiaries) and (2) that such redemption shall occur within 60 days of the date of the closing of such Equity Offering and/or Strategic Equity Investment.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed on a pro rata basis, by lot or in accordance with any other method the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 in aggregate principle amount at maturity or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption so long as the Issuers have deposited with the Paying Agent sufficient funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Purchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Issuers to purchase all or any part (equal to $1,000 in principal amount at maturity or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any (subject to the right of Holders of record on the relevant record date to receive interest and Additional Interest, if any, due on the relevant interest payment date), to the date of purchase or, in the case of purchases of Notes prior to the Full Accretion Date, at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid Additional Interest thereon, if any (subject to the right of Holders of record on the relevant record date to receive Additional Interest, if any, due on the relevant interest payment date), to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Change of Control Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the covenant described above by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuers and the initial purchasers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers would decide to do so in the future. Subject to the limitations discussed below, the Issuers could in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuers’ capital structure. Restrictions on the ability of the Issuers to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Such restrictions can be waived only with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the

Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of certain highly leveraged transactions.

Any Credit Facility would likely provide, and the Senior Credit Facility provides, that the occurrence of certain change of control events with respect to the Issuers will constitute a default thereunder. In such event, the Issuers could seek the consent of the lenders under such Credit Facility or could attempt to refinance the borrowings. If the Issuers do not obtain such a consent or repay such borrowings, the Issuers will remain prohibited from purchasing Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Credit Facility. The indenture evidencing the 10¼% Senior Notes due 2009 (the “2009 Notes”) also require the Co-Issuer to offer to repurchase the 2009 Notes upon a Change of Control. Future indebtedness of the Issuers and their Subsidiaries may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be purchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Issuers. The Issuers’ ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may also be limited by the Issuers then existing financial resources, including their ability to access the cash flow of their Subsidiaries. See “Risk Factors— Risks Related to the Notes—The issuers may not have sufficient funds to repurchase the notes upon a change in control as required by the indenture.”

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified only with the written consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Co-Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Issuers to purchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Co-Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Co-Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Co-Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Co-Issuer or such Restricted Subsidiary is in the form of (a) cash or Cash Equivalents, (b) Tower Assets or (c) any combination of the foregoing.

For purposes of this provision, the following shall be deemed to be cash for purposes of this covenant:

(A) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B) the amount of any securities, notes or other obligations received by the Co-Issuer or any such Restricted Subsidiary from such transferee that are converted by the Co-Issuer or such Restricted Subsidiary into cash within 20 days of the applicable Asset Sale (to the extent of the cash received).

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Co-Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds to:

(a) reduce (which reduction may be temporary) Indebtedness under a Credit Facility;

(b) reduce or repurchase any Indebtedness of any Restricted Subsidiary of the Company;

(c) reduce or repurchase any Indebtedness represented by the Notes;

(d) reduce or repurchase any Senior Indebtedness of the Company; provided that the Notes are reduced or repurchased on a pro rata basis with the Net Proceeds from such Asset Sale;

(e) acquire all or substantially all the assets of a Permitted Business; provided, that after giving effect thereto, the Company or a Restricted Subsidiary of the Company is the owner of such assets;

(f) acquire Voting Stock of a Permitted Business from a Person that is not a Subsidiary of the Company; provided, that, after giving effect thereto, the Company and its Restricted Subsidiaries own a majority of such Voting Stock; or

(g) make a capital expenditure or acquire other long-term assets that are used or useful in a Permitted Business; provided, that after giving effect thereto, the Company or a Restricted Subsidiary of the Company is the owner of such assets.

Pending the final application of any such Net Proceeds, the Co-Issuer or the applicable Restricted Subsidiary may invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a) through (g) immediately above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10 million, the Co-Issuer or the applicable Restricted Subsidiary will be required to make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Senior Indebtedness of the Company containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (such other Senior Indebtedness, “Pari Passu Notes”) to purchase the maximum principal amount (or accreted value, as applicable) of Notes and such Pari Passu Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture and the instruments governing such Pari Passu Notes.

To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Co-Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and Pari Passu Notes tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis based on the aggregate principal amount (or accreted value, as applicable) of Notes and Pari Passu Notes tendered. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Co-Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any such securities laws or securities regulations conflict with the provisions of the covenant described above, the Co-Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue thereof.

Certain Covenants

Limitation on Restricted Payments

The Co-Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Co-Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Co-Issuer or any of its Restricted Subsidiaries) or to the direct or indirect Holders of the Co-Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Qualified Equity Interests or (B) to the Co-Issuer or a Restricted Subsidiary of the Co-Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Co-Issuer) any Equity Interests of the Co-Issuer;

(3) designate any Restricted Subsidiary as an Unrestricted Subsidiary;

(4) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity (other than payments to the Co-Issuer or payments by a Restricted Subsidiary of the Co-Issuer to the Co-Issuer or to another Restricted Subsidiary of the Co-Issuer); or

(5) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b) the Co-Issuer would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Co-Issuer and its Restricted Subsidiaries after the date of the March 1998 Senior Discount Note Indenture (excluding Restricted Payments permitted by clauses (2) and (3) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 100% of the Consolidated Cash Flow of the Co-Issuer for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the March 1998 Senior Discount Note Indenture was executed to the end of the Co-Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow of the Co-Issuer for such period is a deficit, less 100% of the deficit), less 1.75 times the Consolidated Interest Expense of the Co-Issuer since the beginning of the fiscal quarter during which the March 1998 Senior Discount Note Indenture was executed to the end of the Co-Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(2) (A) 100% of the aggregate net cash proceeds plus (B) 70% of the aggregate value, as reflected on the Co-Issuer’s balance sheet in accordance with GAAP using purchase accounting, of any Qualified Proceeds, in each case as of the date the Co-Issuer’s Equity Interests were issued, sold or exchanged therefor received by the Co-Issuer (from Persons other than Subsidiaries of the Co-Issuer) since the beginning of the fiscal quarter during which the March 1998 Senior Discount Note Indenture was executed as a contribution to its common equity capital or from the issue and sale of Qualified Equity Interests or from the issue or sale (whether before or after the beginning of the fiscal quarter during which the March 1998 Senior Discount Note Indenture was executed) (other than to a Subsidiary of the Co-Issuer) of Disqualified Stock or debt securities of the Co-Issuer that have been converted into Qualified Equity Interests of the Co-Issuer (provided that any net cash proceeds that are used pursuant to the second paragraph under “Optional Redemption” shall not be so included); plus

(3) to the extent that any Unrestricted Subsidiary of the Co-Issuer is redesignated as or becomes a Restricted Subsidiary after the Issue Date; the lesser of:

(A) the Fair Market Value of the Co-Issuer’s Investments in such Subsidiaries as of the date they are designated or become Restricted Subsidiaries, and

(B) the sum of:

(x) the Fair Market Value of the Co-Issuer’s Investments in such Subsidiaries as of the date on which such Subsidiaries were originally designated as Unrestricted Subsidiaries, and

(y) the amount of any Investments made in such Subsidiaries subsequent to such designation (and treated as Restricted Payments) by the Co-Issuer or any Restricted Subsidiary; plus

(4) to the extent not included in the Consolidated Cash Flow of the Co-Issuer referred to in clause (1) and to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of

(A) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any), and

(B) the initial amount of the Restricted Investment; plus

(5) 100% of any other dividends or other distributions received by the Co-Issuer or a Restricted Subsidiary of the Co-Issuer since the Issue Date from an Unrestricted Subsidiary of the Co-Issuer to the extent that such dividends were not otherwise included in Consolidated Net Income of the Co-Issuer for such period.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations or Equity Interests of the Co-Issuer or its Restricted Subsidiaries in exchange for, or out of the net cash proceeds, to the extent of the net cash proceeds received by the Co-Issuer from the sale since the Issue Date (other than to a Subsidiary of the Co-Issuer) of any Qualified Equity Interests; provided that such net cash proceeds are not used pursuant to the second paragraph under “Optional Redemption”; and provided further that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause (c)(2) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Co-Issuer or any Restricted Subsidiary of the Co-Issuer held by any member of the Co-Issuer’s (or any of its Restricted Subsidiaries’) management; provided that the aggregate amount expended pursuant to this clause (4) shall not exceed $500,000 in any twelve-month period;

(5) the repurchase of Equity Interests of the Co-Issuer that may be deemed to occur upon the exercise of options to acquire capital stock of the Co-Issuer if such Equity Interests represent a portion of the exercise price of such options; or

(6) cash payments, in lieu of fractional shares issuable as dividends on Equity Interests of the Co-Issuer in an amount, when taken together with all other cash payments made pursuant to this clause (6) since the Issue Date, not to exceed $500,000.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such Subsidiary, after giving effect to such designation, would meet the requirements of the definition of “Unrestricted Subsidiary.” Notwithstanding the foregoing, the Co-Issuer will not designate the Company as an Unrestricted Subsidiary. The Co-Issuer will not, and will not permit any of its Subsidiaries to, enter into, or suffer to exist, any transaction or arrangement, with a Subsidiary that is an Unrestricted Subsidiary that would be inconsistent with or violate the terms set forth in the definition of “Unrestricted Subsidiary.”

The amount of all Restricted Payments (other than cash), including the amount of the Restricted Payment that will be deemed to occur upon the designation of a Subsidiary as an Unrestricted Subsidiary, shall be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Co-Issuer or the applicable Restricted Subsidiary, or of the Co-Issuer’s proportionate interest in the Subsidiary so to be designated as the case may be, pursuant to the Restricted Payment.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

The Co-Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Co-Issuer and the Company will not issue any Disqualified Stock and will not permit any of the Co-Issuer’s Restricted Subsidiaries (other than the Company) to issue any shares of preferred stock; provided, however, that (x) the Co-Issuer may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if (1) no Default shall have occurred and be continuing or would occur as a consequence thereof and (2) the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, would have been no greater than 7.75 to 1.0 and (y) the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the other Restricted Subsidiaries of the Co-Issuer may incur Indebtedness or issue preferred stock if, in each case, (1) no Default shall have occurred and be continuing or would occur as a consequence thereof and (2) the Company’s Debt to Adjusted Consolidated Cash Flow Ratio1 at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, would have been no greater than 4.0 to 1.0.

The first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) if no Default shall have occurred and be continuing or would occur as a consequence thereof:

(1) the incurrence by the Co-Issuer or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities or through the issuance of Seller Paper in an aggregate principal amount (with letters of credit being deemed to have an aggregate principal amount equal to the maximum potential liability of the Co-Issuer and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed $300.0 million less, (i) the aggregate amount of commitment reductions under Credit Facilities resulting from the application of proceeds of Asset Sales since the Issue Date and (ii) the aggregate amount of outstanding Consolidated Indebtedness of the Company incurred pursuant to the first paragraph of this covenant; provided, however, that the aggregate principal amount of Seller Paper at any one time outstanding under this clause (1) shall not exceed $50.0 million;

(2) the incurrence by the Co-Issuer and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Issuers of Indebtedness represented by the Notes (other than Additional Notes) and the Exchange Notes issued in exchange therefor;

(4) the incurrence by the Co-Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Co-Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any one time outstanding;

(5) the incurrence by the Co-Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clause (2) or (3) or this clause (5) of this paragraph;

(6) the incurrence by the Co-Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness or intercompany preferred stock between or among the Co-Issuer and any of its Restricted Subsidiaries; provided, however, that (1) if an Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (2)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than the Co-Issuer or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either the Co-Issuer or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness or issuance of such preferred stock by the Co-Issuer or such Restricted Subsidiary, as the case may be;

(7) the incurrence by the Co-Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or currency exchange risk or otherwise entered into for bona fide purposes designed to protect against interest rate or currency exchange risk and not for speculative purposes;

(8) the Guarantee by the Co-Issuer or any of its Restricted Subsidiaries of Indebtedness of the Company or any other Restricted Subsidiary of the Co-Issuer that was permitted to be incurred by another provision of the Indenture;

(9) the incurrence by the Co-Issuer or any of its Restricted Subsidiaries of Acquired Debt in connection with the acquisition of assets or a new Subsidiary and the incurrence by the Co-Issuer’s Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Debt, such Acquired Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Co-Issuer or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Co-Issuer or one of its Restricted Subsidiaries; and provided further that as a result of such incurrence, in the case of Acquired Debt incurred directly by the Co-Issuer, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio and, in the case of Acquired Debt incurred by the Company or any other Restricted Subsidiary of the Co-Issuer, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio and the Company’s Debt to Adjusted Consolidated Cash Flow Ratio, in each case, at the time of incurrence of such Acquired Debt, after giving pro forma effect to such incurrence as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for the Co-Issuer for which internal financial statements are available, would have been less than or equal to, in the case of Acquired Debt incurred directly by the Co-Issuer, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow

[1]	As set forth in the definition of the “Company’s Debt to Adjusted Consolidated Cash Flow Ratio,” the calculation of such ratio excludes the Indebtedness represented by the Initial Notes.

Ratio and, in the case of Acquired Debt incurred by the Company or any other Restricted Subsidiary of the Co-Issuer, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio and the Company’s Debt to Adjusted Consolidated Cash Flow Ratio, respectively, for the same period without giving pro forma effect to such incurrence; and

(10) the incurrence by the Co-Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million.

The Co-Issuer will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt; and Restricted Subsidiaries may not issue or sell, and the Co-Issuer may not permit any Restricted Subsidiary to have outstanding, any Equity Interests (other than (x) Equity Interests held by the Co-Issuer or its Restricted Subsidiaries or (y) Permitted Subsidiary Equity Interests).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) in the second paragraph of this covenant or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers may, from time to time, in their sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Liens

The Indenture will provide that the Co-Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom (except for Permitted Liens), unless (A) in the case of the Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on those assets or income or profits that is senior in priority to those Liens, with the same relative priority as that subordinate or junior Indebtedness will have with respect to the Notes and (B) in all other cases, the Notes are secured on an equal and ratable basis, in each case, until such time as such Indebtedness is no longer secured by a Lien.

Limitation on Dividends and Other Distributions from Restricted Subsidiaries

The Co-Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Co-Issuer or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Co-Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Co-Issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Co-Issuer or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions. existing under or by reason of:

(a) any agreement or instrument governing Existing Indebtedness as in effect on the Issue Date or as amended, modified, restated or renewed in any manner not materially more restrictive, taken as a whole,

(b) the Indenture and the Notes,

(c) applicable law,

(d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Co-Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,

(e) by reason of customary non-assignment provisions in leases or licenses or other contracts entered into in the ordinary course of business,

(f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

(g) the provisions of agreements governing Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,”

(h) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale,

(i) any Credit Facility or Permitted Refinancing Indebtedness, provided that the restrictions contained in such Credit Facility or the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the Senior Credit Facility as of the Issue Date with respect to a Credit Facility, or the agreements governing the Indebtedness being refinanced with respect to Permitted Refinancing Indebtedness, as applicable,

(j) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption “—Limitation on Liens” that limit the right of the debtor to transfer the assets subject to such Liens,

(k) any Indebtedness incurred in compliance with the covenant under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Co-Issuer) and the Co-Issuer determines that any such encumbrance or restriction will not materially affect the Co-Issuer’s ability to pay interest or principal on the Notes,

(l) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements, and

(m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Neither of the Issuers may consolidate or merge with or into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(1) such Issuer is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the entity or Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes, the Indenture and Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) immediately after the transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, (i) such Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will be permitted to incur at least $1.00 of additional Indebtedness pursuant to, in the case of the Co-Issuer or its successor Person, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio test or, in the case of the Company or its successor Person, the Company’s Debt to Adjusted Consolidated Cash Flow Ratio test, in each case, set forth in the first paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) in the case of the Co-Issuer or its successor Person, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio and, in the case of the Company or its successor Person, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio and the Company’s Debt to Adjusted Consolidated Cash Flow Ratio, in each case, shall be less than or equal to, in the case of the Co-Issuer or its successor Person, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio and, in the case of the Company or its successor Person, the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio and the Company’s Debt to Adjusted Consolidated Cash Flow Ratio, respectively, for the same period without giving pro forma effect to such transaction.

Notwithstanding the foregoing, in no event shall (a) the Company and Co-Issuer consolidate or merge with or into each other, (b) the Company sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to the Co-Issuer or (c) the Co-Issuer sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to the Company.

Limitation on Transactions with Affiliates

The Co-Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Co-Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Co-Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Co-Issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(1) any employment arrangements with any executive officer of the Co-Issuer or a Restricted Subsidiary that is entered into by the Co-Issuer or any of its Restricted Subsidiaries in the ordinary course of business and consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses,

(2) transactions between or among the Co-Issuer and/or its Restricted Subsidiaries,

(3) payment of outside directors’ fees in an aggregate annual amount not to exceed $50,000 per Person,

(4) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments,” and

(5) the issuance or sale of Equity Interests (other than Disqualified Stock) of the Co-Issuer.

Limitation on Sale and Leaseback Transactions

The Co-Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (as seller); provided that the Co-Issuer or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1) the Co-Issuer or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction (x), in the case of the Co-Issuer, pursuant to the Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (y), in the case of the Company and any other Restricted Subsidiary of the Co-Issuer, pursuant to the Company’s Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Limitation on Liens;”

(2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value (as determined in good faith by the Board of Directors) of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in such sale and leaseback transaction is permitted by, and the Co-Issuer applies the proceeds of such transaction in compliance with, the covenant described above under the caption ”—Purchase at the Option of Holders—Asset Sales.”

Future Subsidiary Guarantors

The Co-Issuer will not permit the Company or any other Restricted Subsidiary of the Co-Issuer, directly or indirectly, to Guarantee any Indebtedness of the Co-Issuer (except the Indebtedness of the Co-Issuer under a guarantee of Indebtedness of one or more of its Restricted Subsidiaries). The Co-Issuer will not permit any Restricted Subsidiary of the Co-Issuer, directly or indirectly, to Guarantee any Indebtedness of the Company (except the Indebtedness of the Company under a guarantee of Indebtedness of one or more of the Company’s Restricted Subsidiaries) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the principal of, premium and Additional Interest, if any and interest on the Notes by such Restricted Subsidiary, which Guarantee shall be (1) senior to or pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Senior Indebtedness of the Company and (2) senior to such Restricted Subsidiary’s Guarantee of or pledge to secure such Subordinated Obligations of the Company.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Restricted Subsidiary of the Co-Issuer, of all of the Co-Issuer’s stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture.

Limitation on Business Activities

The Co-Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Co-Issuer and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any Notes are outstanding, the Issuers will furnish to the Holders of Notes: (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K as if the Issuers were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuers and their consolidated Subsidiaries (showing in reasonable detail, in the footnotes to the financial statements and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (in each case to the extent not prohibited by the Commission’s rules and regulations), (a) the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Co-Issuer and (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow of each Issuer for the most recently completed four-quarter period) and, with respect to the annual information only, a report thereon by the Issuers’ independent certified public accountants; and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, in each case, within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers will, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following constitutes an Event of Default:

(1) the Issuers default for 30 days in the payment when due of interest or Additional Interest on the Notes;

(2) the Issuers default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by the Issuers to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or failure by the Issuers to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the Indenture applicable thereto;

(4) failure by the Issuers to comply with any of its other agreements in the Indenture or the Notes for 30 days after notice by the Trustee or the holders of at least 25% in aggregate principal amount at maturity of Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any of its Significant Subsidiaries (or the payment of which is guaranteed by any Issuer or any of its Significant Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by any Issuer or any of the Co-Issuer’s Significant Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

(7) certain events of bankruptcy or insolvency with respect to any Issuer or any of the Co-Issuer’s Restricted Subsidiaries that is a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately. Upon any such declaration, the principal of (or, if prior to the Full Accretion Date, the Accreted Value of), premium, if any, and accrued and unpaid interest, if any, and Additional Interest, if any, shall become due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers or the Co-Issuer’s Significant Subsidiaries, all outstanding Notes will become due and payable without further action or notice.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest on, or the principal of, the Notes.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest, premium or Additional Interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Issuers are required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers are also required to deliver to the Trustee, forthwith after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action the Issuers are taking or propose to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes and the Indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, interest, and Additional Interest on such Notes when such payments are due from the trust referred to below,

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding Notes on their Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events with respect to the Issuers are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of the Restricted Subsidiaries is a party or by which the Issuers or any of the Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds, will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) each of the Issuers must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority of the aggregate principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority of the aggregate principal amount at maturity of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount at maturity of Notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (specifically excluding the provisions relating to the covenants described above under the caption “Purchase at the Option of Holders”),

(3) reduce the rate of or change the time for payment of interest or Additional Interest, including default interest, on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Additional Interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration),

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest or Additional Interest on the Notes,

(7) change the ranking of the Notes, or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of Notes the Issuers and the Trustee may amend or supplement the Indenture or the Notes to:

(1) cure any ambiguity, defect or inconsistency,

(2) provide for uncertificated Notes in addition to or in place of certificated Notes,

(3) provide for the assumption of any Issuer’s obligations to Holders of Notes by a successor to such Issuer in accordance with the provisions of the Indenture or in the case of a merger or consolidation,

(4) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or

(5) comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount at maturity of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date of determination the sum of (a) the initial Accreted Value (which is $684.04 per $1,000 in principal amount at maturity of Notes) and (b) the portion of the excess of the principal amount at maturity of each Note over such initial Accreted Value which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semiannually on each June 15 and December 15 at the rate of 9 3/4% per annum from the date of original issuance of the Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months. The Accreted Value of any Note on or after the Full Accretion Date shall be equal to 100% of its stated principal amount at maturity.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means 9 3/4% Senior Discount Notes due 2011 of the Issuers issued under the Indenture after the Issue Date and having identical terms to the Initial Notes or the Exchange Notes issued in exchange for the Initial Notes.

“Adjusted Consolidated Cash Flow of the Co-Issuer” has the meaning given to such term in the definition of “Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio.”

“Adjusted Consolidated Cash Flow of the Company” means, the sum of (1) the Consolidated Cash Flow of the Company for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less the Company’s Tower Cash Flow for such four-quarter period, plus (2) the product of four times the Company’s Tower Cash Flow for the most recent quarterly period.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback, as seller), in any case, outside of the ordinary course of business provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Co-Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Purchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “—Purchase at the Option of Holders—Asset Sales,” and

(2) the issue or sale by the Co-Issuer or any of its Restricted Subsidiaries of Equity Interests of any of the Co-Issuer’s Subsidiaries (other than (x) directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Co-Issuer or a Restricted Subsidiary or (y) Permitted Subsidiary Equity Interests),

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a Fair Market Value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1) a transfer of assets by the Co-Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Co-Issuer or to another Restricted Subsidiary,

(2) an issuance of Equity Interests by a Subsidiary to the Co-Issuer or to another Restricted Subsidiary,

(3) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments,”

(4) grants of leases or licenses in the ordinary course of business, and

(5) disposals of cash or Cash Equivalents.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Board of Directors” means the Board of Directors of the Co-Issuer, or any authorized committee of the Board of Directors of the Co-Issuer.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (1) in the case of a corporation, corporate stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars,

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition,

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of “B” or better,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper having the highest rating obtainable from either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within 12 months after the date of acquisition, and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Co-Issuer and its Restricted Subsidiaries, taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Co-Issuer;

(3) the filing of a petition by or against the Co-Issuer or the Company under any bankruptcy or insolvency laws, which petition, if involuntary, is not withdrawn within sixty (60) calendar days after such filing;

(4) any Person other than the Principal or his Related Parties has the right or ability by voting power or contract to (i) elect or designate for election a majority of the Board of Directors or (ii) direct the operation of the Co-Issuer or the Company pursuant to a management agreement or similar agreement, other than officers or directors serving in their capacities as such;

(5) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than the Principals and their Related Parties, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Co-Issuer (measured by voting power rather than number of shares);

(6) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;

(7) the Co-Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Co-Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Co-Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the Voting Stock of the Co-Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving, or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (y) the Principals and their Related Parties own a majority of such outstanding shares after such transaction; or

(8) the Co-Issuer shall fail to own 90% of the Equity Interests of the Company.

“Co-Issuer’s Debt to Adjusted Consolidated Cash Flow Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Co-Issuer as of such date to (b) the sum of (1) the Consolidated Cash Flow of the Co-Issuer for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less the Co-Issuer’s Tower Cash Flow for such four-quarter period, plus (2) the product of four times the Co-Issuer’s Tower Cash Flow for the most recent quarterly period (such sum being, referred to as “Adjusted Consolidated Cash Flow of the Co-Issuer”), in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Co-Issuer and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (A) acquisitions that have been made by the Co-Issuer or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and (B) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

“Company’s Debt to Adjusted Consolidated Cash Flow Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Company (other than Indebtedness represented by the Initial Notes and any Permitted Refinancing Indebtedness with respect to the Initial Notes incurred in accordance with clause (5) of the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”) as of such date to (b) Adjusted Consolidated Cash Flow of the Company, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Company and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (A) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period, and (B) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

“Consolidated Assets” means, with respect to the Co-Issuer, the total consolidated assets of the Co-Issuer and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Co-Issuer and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(2) “Consolidated Interest Expense,” which means

(A) consolidated interest expense of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(B) all preferred stock dividends paid or accrued in respect of such Person’s and its Restricted Subsidiaries’ preferred stock to Persons other than such Person or a Wholly Owned Restricted Subsidiary of such Person other than preferred stock dividends paid by such Person in shares of preferred stock that is not Disqualified Stock, plus

(3) depreciation, accretion, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, accretion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; provided that the amount of the accretion included in Consolidated Cash Flow of any Person shall not exceed $250,000 for such four-quarter ending period, minus

(4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business), minus

(5) interest income of such Person and its Restricted Subsidiaries for such period, to the extent that any such income was included in computing such Consolidated Net Income, plus

(6) for purposes of the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant only and to the extent not excluded from Net Income, up to an aggregate of $4,000,000 of actual cash charges incurred for any four-quarter period ending on or prior to March 31, 2004 related to (A) professional fees related to the restatement of the Co-Issuer’s consolidated financial statements for the years ended December 31, 2001 and 2002, (B) restructuring charges and (C) professional and advisory fees related to Co-Issuer’s review of its strategic alternatives and decision to sell a portion of its tower portfolio to AAT Communications Corp, minus

(7) for purposes of the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant only and calculating only the Consolidated Cash Flow of the Company, the amount by which the selling, general and administrative expenses of the Co-Issuer exceeds $6.0 million for such four-quarter ending period, in each case on a consolidated basis and determined in accordance with GAAP.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus

(2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person (other than Permitted Subsidiary Equity Interests),

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” has the meaning given to such term in the definition of “Consolidated Cash Flow.”

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with generally accepted accounting principles; provided that:

(1) the Net Income (and net loss) of any Person (other than the Co-Issuer) that is not a Restricted Subsidiary of the Co-Issuer or that is accounted for by the equity method of accounting shall be excluded, except that for purposes of determining compliance with the covenant described under “Certain Covenants—Limitation on Restricted Payments” above, such Net Income shall be included but only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof,

(2) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to such Person or one of its Restricted Subsidiaries or whether or not otherwise included pursuant to clause (1).

“Consolidated Tangible Assets” means, with respect to the Co-Issuer, the total consolidated assets of the Co-Issuer and its Restricted Subsidiaries, less the total intangible assets of the Co-Issuer and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Co-Issuer and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(1) was a member of such Board of Directors on the Issue Date,

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election, or

(3) is a designee of a Principal or was nominated by a Principal.

“Credit Facility” means one or more senior debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, including, without limitation, the Senior Credit Facility, in each case, as amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including subsequent refinancings).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the Holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that (1) any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Co-Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Co-Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments” and (2) that any preferred stock that would constitute Disqualified Stock shall not constitute Disqualified Stock if issued as a dividend on then outstanding shares of preferred stock of the same class or series.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) (it being understood that Permitted Subsidiary Equity Interests shall not be deemed Equity Interests of the Co-Issuer until they have been converted into Equity Interests of the Co-Issuer in accordance with the terms thereof).

“Equity Offering” means an underwritten primary public offering of common stock of the Co-Issuer pursuant to an effective registration statement under the Securities Act, or to the extent net proceeds thereof are paid to the Co-Issuer as a capital contribution, a primary sale of common stock of the Co-Issuer to a Financial Sponsor.

“Exchange Notes” means any substantially identical issue of notes (other than with respect to transfer restrictions) issued in an exchange offer for the Initial Notes or any Additional Notes.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of the Co-Issuer and its Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing and able seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors acting reasonably and in good faith, evidenced by a resolution of the Board of Directors delivered to the Trustee; provided, however, that Fair Market Value shall be determined by a nationally recognized independent investment banking, accounting or appraisal firm for any transaction which is reasonably likely to exceed $10 million in value.

“Full Accretion Date” means December 15, 2007.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee (other than by, endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements relating to or based upon fluctuations in interest rates or currency exchange rates.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. In calculating the amount of Indebtedness outstanding, letters of credit supporting obligations otherwise included as Indebtedness (and reimbursement obligations with respect to such letters of credit to the extent supporting obligations otherwise included in Indebtedness) shall not be included.

“Initial Notes” means the $402,024,000 aggregate principal amount at maturity of 9 3/4% Senior Discount Notes due 2011 issued by the Issuers on the Issue Date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Co-Issuer or any Restricted Subsidiary of the Co-Issuer sells or otherwise disposes of any or all Equity Interests of any direct or indirect Subsidiary of the Co-Issuer or a Restricted Subsidiary of the Co-Issuer issues any of its Equity Interests such that, in each case, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Co-Issuer, the Co-Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Issue Date” means December 19, 2003, the date of original issuance of the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“March 1998 Senior Discount Note Indenture” means that certain Indenture between the Co-Issuer and State Street Bank and Trust Co-Issuer, as Trustee (the “1998 Trustee”), dated as of March 2, 1998, as amended by the First Supplemental Indenture between the Co-Issuer and the 1998 Trustee, dated as of March 5, 1999 and as amended by the Second Supplemental Indenture between the Co-Issuer and the 1998 Trustee, dated as of October 28, 1999.

“Maximum Secured Amount” means, as of any date of determination, the maximum amount of Indebtedness (other than Subordinated Obligations) that, as of such date, and after giving pro forma effect to such incurrence as of such date and to the use of proceeds therefrom, would not cause the Company’s Debt to Adjusted Consolidated Cash Flow Ratio to exceed 4.0 to 1.0.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any asset sale outside the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the write off of any deferred financing fees or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss and (3) the cumulative effect of a change in accounting principles.

“Net Proceeds” means the aggregate cash proceeds received by the Co-Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof,

(2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),

(3) amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale,

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale,

(5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Co-Issuer or any Restricted Subsidiary after such Asset Sale, and

(6) without duplication, any reserves that the Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments;

provided that in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

“Non-Recourse Debt” means Indebtedness (1) as to which neither the Co-Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (2) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any Holder of any other Indebtedness of the Co-Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Co-Issuer or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Payment Restriction” means, with respect to a subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (1) such subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other subsidiary of such Person, (b) make loans or advances to such Person or any other subsidiary of such Person, or (2) such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfer of properties or assets.

“Permitted Business” means any business conducted by the Co-Issuer and its Restricted Subsidiaries on the Issue Date and any other business related, ancillary or complementary to any such business.

“Permitted Investments” means:

(a) any Investment in the Co-Issuer or in a Restricted Subsidiary of the Co-Issuer;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Co-Issuer or any Restricted Subsidiary of the Co-Issuer in a Person, if as a result of such Investment (1) such Person becomes a Restricted Subsidiary of the Co-Issuer or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Co-Issuer or a Restricted Subsidiary of the Co-Issuer;

(d) any Restricted Investment made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Purchase at the Option of Holders-Asset Sales;”

(e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Co-Issuer;

(f) receivables created in the ordinary course of business;

(g) loans or advances to employees made in the ordinary course of business not to exceed $5.0 million at any one time outstanding;

(h) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business; and

(i) other Investments in Permitted Businesses not to exceed 5% of the Co-Issuer’s Consolidated Assets at any one time outstanding (each such Investment being measured as of the date made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens securing Indebtedness of any Restricted Subsidiary (other than Subordinated Obligations); provided that the amount of Indebtedness secured by such Liens does not, at the time of incurrence of such Indebtedness, exceed an amount equal to the greater of (x) the Maximum Secured Amount and (y) the maximum amount of Indebtedness then permitted to be incurred under clause (1) of the definition of “Permitted Debt” to the extent such Indebtedness is incurred under clause (1) of the definition of “Permitted Debt;”

(2) Liens in favor of the Co-Issuer;

(3) Liens existing on the Issue Date;

(4) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(5) Liens securing Indebtedness permitted to be incurred under clause (4) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(6) Liens incurred in the ordinary course of business of the Co-Issuer or any Restricted Subsidiary of the Co-Issuer with respect to obligations that do not exceed $10 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Co-Issuer or such Restricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Co-Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Co-Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith),

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and

(4) such Indebtedness is incurred (i) solely by the Co-Issuer if the Co-Issuer is the sole obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (ii) by either or both of the Issuers if the Company or any Restricted Subsidiary of the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (iii) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that, except as provided in clauses (i), (ii) and (iii) above, no Restricted Subsidiary of the Co-Issuer may incur any Indebtedness in accordance with the provisions set forth in this definition if the proceeds are used to refinance Indebtedness on which the Co-Issuer is the sole obligor.

“Permitted Subsidiary Equity Interests” means Equity Interests of Restricted Subsidiaries of the Co-Issuer that:

(1) will automatically convert into common stock of the Co-Issuer upon the occurrence of an Event of Default under the Indenture,

(2) does not entitle the holder thereof to any registration rights,

(3) is issued as consideration in a Tower Asset Acquisition, and

(4) does not provide for any dividends other than in additional shares of such Equity Interests.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principal” means Steven E. Bernstein, his spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and brothers and sisters-in-law, or any other person who is supported, directly or indirectly, to a material extent by Mr. Bernstein or their lineal descendants, spouses of lineal descendants or lineal descendants of spouses, whether alive as of the date hereof or born subsequently, any trusts or other estate planning vehicles for the benefit of any of the foregoing, whether existing as of the date hereof or created subsequently, or any estate or tax planning vehicles on the part of Mr. Bernstein.

“Prospectus” means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means Equity Interests of the Co-Issuer other than Disqualified Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Registration Statement” means any registration statement of the Co-Issuer relating to (a) an offering of Exchange Notes pursuant to an Exchange Offer or (b) the registration for resale of Transfer Restricted Securities pursuant to the Shelf Registration Statement, in each case, (i) that is filed pursuant to the provisions of the Registration Rights Agreement and (ii) including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

“Related Party” with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the relevant Person that is not an Unrestricted Subsidiary.

“Seller Paper” means Indebtedness incurred by the Co-Issuer or any of its Restricted Subsidiaries as consideration in a Tower Asset Acquisition.

“Senior Credit Facility” means the Amended and Restated Credit Agreement dated as of November 21, 2003, by and among SBA Senior Finance, Inc., the several lenders from time to time parties thereto, and General Electric Capital Corporation, as administrative agent, and GECC Capital Markets Group, Inc. as lead arranger and bookrunner, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including subsequent refinancings).

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, incurred or assumed, all amounts payable by the Issuers under or in respect of all Indebtedness of the Issuers, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuers at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations and guarantees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) any Indebtedness incurred in violation of the Indenture, unless such Indebtedness was incurred based on an Officers’ Certificate (delivered in good faith after reasonable investigation) to the effect that the incurrence of such Indebtedness did not violate the provisions of the Indenture;

(2) any obligation of the Issuers to any Subsidiary;

(3) any liability for Federal, state, foreign, local or other taxes owed or owing by the Issuers;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, Guarantee or obligation of the Issuers that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Issuers, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

(6) any Capital Stock.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that would be a “significant subsidiary” of such Person as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof, except that all references to “10 percent” in Rule 1-02(w)(1), (2) and (3) shall mean “5 percent.”

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strategic Equity Investment” means a cash contribution to the common equity capital of the Co-Issuer or a purchase from the Co-Issuer of common Equity Interests (other than Disqualified Stock), in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $10.0 million.

“Strategic Equity Investor” means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1 billion.

“Subordinated Obligation” means any Indebtedness of the Issuers (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Total Equity Market Capitalization” of any Person means, as of any day of determination, the sum of (l) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day, plus (2) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

“Tower Asset Acquisition” means an acquisition of Tower Assets or a business substantially all of the assets of which are Tower Assets.

“Tower Assets” means wireless transmission towers and related assets that are located on the site of a transmission tower.

“Tower Cash Flow” of any Person means, for any period, the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period that is directly attributable to site rental revenue, license or management fees paid to manage, lease or sublease space on communication sites owned, leased or managed by such Person (collectively, “site leasing revenues”), all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by such Person or any of its Restricted Subsidiaries or revenues derived from the sale of assets.

“Transfer Restricted Securities” means each Note, until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer and entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Note is disposed of by a Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein) or (d) the date on which such Note is distributable to the public pursuant to Rule 144 under the Act.

“Unrestricted Subsidiary” means any Subsidiary of the Co-Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Co-Issuer or any Restricted Subsidiary of the Co-Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Co-Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Co-Issuer;

(3) is a Person with respect to which neither the Co-Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Co-Issuer or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of the Co-Issuer or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Co-Issuer or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.”

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Co-Issuer as of such date (and if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” the Co-Issuer shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Co-Issuer of any outstanding

Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default would occur as a result of or be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Registration Rights; Additional Interest

We and the initial purchasers entered into the Registration Rights Agreement on December 19, 2003. Pursuant to the Registration Rights Agreement, we agreed to file with the Commission a registration statement (the “Exchange Offer Registration Statement”) on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, we will offer to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes.

If:

(1) We are not

(a) required to file the Exchange Offer Registration Statement pursuant to the Registration Rights Agreement, or

(b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2) any holder of Transfer Restricted Securities notifies us before the 20th day following consummation of the Exchange Offer that

(a) it is prohibited by law or Commission policy from participating in the Exchange Offer, or

(b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for those resales, or

(c) it is a broker-dealer and owns Notes acquired directly from us or one of our affiliates,

then we will file with the Commission a shelf registration statement (the “Shelf Registration Statement”) to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

We will use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

The Registration Rights Agreement provides:

(1) we will use our reasonable best efforts to file an Exchange Offer Registration Statement with the Commission on or before 120 days after the Issue Date;

(2) we will use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or before 270 days after the Issue Date;

(3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, we will

(a) commence the Exchange Offer, and

(b) use our reasonable best efforts to issue Exchange Notes in exchange for all Notes tendered in the Exchange Offer on or before 300 days after the Issue Date; and

(4) if obligated to file the Shelf Registration Statement, we will use our reasonable best efforts to file the Shelf Registration Statement with the Commission on or before 60 days after that filing obligation arises and use our reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission on or before the later of 60 days after that obligation arises and 270 days after the Issue Date.

If:

(1) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for that filing; or

(2) any of those registration statements is not declared effective by the Commission on or prior to the date specified for its effectiveness in the circumstances required by the Registration Rights Agreement; or

(3) we fail to consummate the Exchange Offer within 300 days after the Issue Date; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in, and subject to the suspension periods contemplated by, the Registration Rights Agreement (each event referred to in clauses (1) through (4), a “Registration Default”), then we will pay Additional Interest, which shall accrue to each holder of Transfer Restricted Securities adversely affected by the Registration Default from and during the continuance of the Registration Default in an amount equal to $.05 per week per $1,000 of the principal amount of Transfer Restricted Securities held by that holder, plus an additional $.05 per week per $1,000 of the principal amount of Transfer Restricted Securities from and during any period in which the Registration Default has continued for more than 90 days, up to a maximum rate of Additional Interest for all Registration Defaults of $.50 per week per $1,000 of the principal amount of Transfer Restricted Securities.

We will pay any accrued Additional Interest to holders of Transfer Restricted Securities in the same manner as interest is paid under the Notes. The accrual of Additional Interest will cease on the date all Registration Defaults are cured.

Holders of Notes will be required to make legal representations to us in order to participate in the Exchange Offer and will be required to deliver to us any information that we are required to use in connection with a Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in that Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by that holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the Prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

Book-Entry, Delivery and Form

The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 aggregate principal amount at maturity and integral multiples thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Regulation S Global Notes”). The Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes.”

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Regulation S Global Notes may be held through DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), by participants (as defined below) in such systems, or indirectly through organizations which are participants in such systems. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” Regulation S Notes will also bear the legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Co-Issuer and the Company (collectively, the “Issuers”) and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the period through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the “Distribution Compliance Period”), beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

(1) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(2) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(3) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available).

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes will be eligible to trade in PORTAL and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of those notes. If no account is specified by a holder, we will mail a check to that holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and that crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

On January 29, 2004, SBA Senior Finance closed on a new senior credit facility in the amount of $400.0 million. This facility consists of a $275.0 million term loan which was funded at closing, a $50.0 million delayed draw term loan which we have until November 15, 2004 to draw, and a $75.0 million revolving line of credit. The revolving lines of credit may be borrowed, repaid and redrawn. Amortization of the term loans commence September 2004 at an annual rate of 1% in each of 2004, 2005, 2006 and 2007. All remaining amounts under the term loan are due October 31, 2008. There is no amortization of the revolving loans and all amounts outstanding under the revolving facility are due on August 31, 2008. Amounts borrowed under this facility accrue interest at either the base rate, as defined in the agreement, plus 250 basis points or a Euro dollar rate plus 350 basis points. This facility may be prepaid at any time with no prepayment penalty. Amounts borrowed under this facility are secured by a first lien on substantially all of SBA Senior Finance’s assets. In addition, each of SBA Senior Finance’s domestic subsidiaries has guaranteed the obligations of SBA Senior Finance under the senior credit facility and has pledged substantially all of their respective assets to secure such guarantee. In addition, SBA Communications and Telecommunications have pledged, on a non-recourse basis, all of the common stock of Telecommunications and SBA Senior Finance to secure SBA Senior Finance’s obligations under this senior credit facility.

This senior credit facility requires SBA Senior Finance to maintain specified financial ratios, including ratios regarding its debt to annualized operating cash flow, debt service, cash interest expense and fixed charges for each quarter. This new senior credit facility contains affirmative and negative covenants that, among other things, restricts its ability to incur debt and liens, sell assets, commit to capital expenditures, enter into affiliate transactions or sale-leaseback transactions, and/or build towers without anchor tenants. Additionally, this facility permits distributions by SBA Senior Finance to Telecommunications and SBA Communications to service their debt, pay consolidated taxes, pay holding company expenses and for the repurchase of senior notes or senior discount notes subject to compliance with the covenants discussed above. SBA Senior Finance’s ability in the future to comply with the covenants and access the available funds under the senior credit facility in the future will depend on its future financial performance.

The 10¼% Senior Notes Due 2009

On January 26, 2001, we privately placed $500.0 million in aggregate principal amount at maturity of our 10¼% senior notes. This description summarizes certain terms of the 10¼% senior notes, but does not describe all of the terms. You should refer to the indenture governing the 10¼% senior notes, a copy of which has been filed as an exhibit to our Registration Statement on Form S-4 filed with the Commission on April 2, 2001, as amended.

The 10¼% senior notes are unsecured senior obligations of SBA Communications, and rank equally in right of payment with all existing and future unsecured senior indebtedness of SBA Communications, including these notes, and senior in right of payment to future subordinated indebtedness of SBA Communications. Our subsidiaries are not guarantors of the 10¼% senior notes. The 10¼% senior notes mature on February 1, 2009. Interest on the 10¼% senior notes is payable in cash, at the rate of 10¼% per year, semi-annually, on February 1 and August 1.

Except as stated below, the 10¼% senior notes are not redeemable at our option prior to February 1, 2005. Thereafter, the 10¼% senior notes are redeemable at our option, in whole or in part, at any time, at a premium which is at a fixed percentage that declines to par on or after February 1, 2008, in each case together with accrued and unpaid interest, if any, to the date of redemption.

Upon the occurrence of certain change of control events, each holder of 10¼% senior notes has the right to require us to purchase all or a portion of the holder’s senior notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase.

The indenture contains certain covenants, including covenants that limit (1) the incurrence of certain additional indebtedness and issuance of preferred stock, (2) restricted payments, (3) restrictions on distributions from restricted subsidiaries, (4) transactions with affiliates, (5) sales of assets and subsidiary stock (including sale and leaseback transactions), and (6) mergers or consolidations.

As of April 13, 2004 we had $331.6 million aggregate principal amount outstanding of our 10¼% senior notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material federal income tax considerations relevant to the exchange of old notes for new notes and of the ownership and disposition of the new notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. We have not sought any rulings from the Internal Revenue Service with respect to the matters discussed below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained. The description does not purport to be a complete analysis of all potential tax effects relating to the Notes and does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

This discussion assumes that the Notes are held as capital assets (i.e., generally held for investment) and holders purchase the Notes for cash at original issue and at their “issue price” within the meaning of section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. In addition, this discussion does not address all of the United States federal income tax consequences that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities;

•	United States holders (as defined below) whose “functional currency” is not the United States dollar;

•	persons that will hold the Notes as a position in a hedging, “straddle,” “conversion” or other risk reduction transaction; or

•	persons deemed to sell the Notes under the constructive sale provisions of the Code.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the Notes.

This discussion of certain United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application to your particular situation of United States federal income taxation as well as of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange of the Old Notes for New Notes

The issuers believe that the exchange of old notes for new notes under the exchange offer will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. As a result, you will not recognize income, gain or loss on such exchange, your holding period for the new notes will include the holding period for the old notes so exchanged, your adjusted tax basis in the new notes will be the same as your adjusted tax basis in the old notes so exchanged, and the federal income tax consequences associated with owning the old notes should generally continue to apply to the new notes.

Consequences of Ownership and Disposition of Notes

Consequences to United States Holders

The following is a summary of the United States federal income tax consequences that will apply to you if you are a United States holder of the Notes. Certain consequences to “Non-United States holders” of the Notes are described under “ —Consequences to Non-United States Holders” below. “United States holder” means a beneficial owner of a Note who or that is:

•	a citizen or resident of the United States, as determined for federal income tax purposes;

•	a corporation or other entity taxable as a corporation or a partnership created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

Interest and Original Issue Discount

The Notes will be considered to have been issued with original issue discount (“OID”) for U.S. federal income tax purposes. OID is the excess of (i) the stated redemption price at maturity of the Note over (ii) its issue price.

The “stated redemption price at maturity” of a Note is, in this case, the sum of all payments provided by the instrument. The “issue price” of a Note is the first price at which a substantial amount of the Notes are sold to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

A U.S. holder is required to include OID in gross income as ordinary income as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. holder’s regular method of accounting. A U.S. holder will not be required to report separately as taxable income actual payments of stated interest with respect to the Notes; such stated interest will be included in income as OID under the method described immediately below. In general, the amount of OID included in income by the holder of a Note is the sum of the daily portions of OID for each day during the taxable year (or portion of the taxable year) on which such holder held such Note, including the purchase date and excluding the disposition date. The “daily portion” is determined by allocating the OID for an accrual period equally to each day in that accrual period. The “accrual period” for a Note may be of any length and may vary in length over the term of a Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period.

The amount of OID for an accrual period is generally equal to the product of the Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity. In this case, OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a Note at the beginning of any accrual period is the sum of the issue price of the Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Note. Under those rules, a U.S. holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The “yield to maturity” of a Note is the discount rate that, when used in computing the present value of all payments to be made on a Note, produces an amount equal to the issue price of the Note. We are required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

In determining the yield and maturity of the Notes, we will be deemed to exercise our optional redemption right in a manner that minimizes the yield on the Notes. If the Notes are not in fact called on a presumed exercise date, then, for purposes of the accrual of OID, the yield and maturity of the Notes are redetermined by treating the Notes as retired and reissued on that date for an amount equal to their adjusted issue price on that date.

Applicable High Yield Discount Obligation

Because the Notes will constitute “applicable high yield discount obligations,” the OID on the Notes will not be deductible by us until paid. An “applicable high yield discount obligation” is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the applicable federal rate (“AFR”) (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and (iii) has “significant original issue discount.” The AFR is an interest rate, announced monthly by the Internal Revenue Service, that is based on the yield of debt obligations issued by the U.S. Treasury. A debt instrument generally has “significant original issue discount” if the aggregate amount which would be includible in gross income with respect to such instrument by holders of the instrument for periods before the close of any accrual period ending after the date 5 years after the date of issue, exceeds the sum of (i) the aggregate amount of interest to be paid under the instrument before the close of such accrual period, plus (ii) the product of the issue price of such instrument multiplied by its yield to maturity.

Moreover, because the Notes’ yield to maturity exceeds the AFR plus six percentage points, a ratable portion of our deduction for OID (the “Disqualified OID”) (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) will be characterized as a non-deductible dividend with respect to us to the extent of our current and accumulated earnings and profits. For purposes of the dividends-received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated had such amount been distributed by us with respect to our stock.

Purchase at Option of Holders; Additional Interest

As described under the heading “Description of the Notes—Purchase at the Option of Holders—Change of Control,” the issuers may be obligated to pay amounts in excess of stated interest or principal on the Notes. In addition, as described under the heading “Description of the Notes—Registration Rights; Additional Interest,” the issuers may be required to pay you additional interest in certain circumstances. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States holder of a Note recognizes if there is only a remote chance as of the date the Notes are issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of additional interest or premium pursuant to the optional redemption or change of control provisions as part of the yield to maturity of the Notes. Our determination that these contingencies are remote is binding on a United States holder of a Note unless the holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service. Were the Internal Revenue Service to challenge this determination, a United States holder might be required to accrue income on its Notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. In the event a contingency occurs, it could affect the amount and timing of the income recognized by a United States holder. If we pay additional interest pursuant to the registration rights agreement or a premium pursuant to the optional redemption or change in control provisions, United States holders will be required to recognize such amounts as income. If we do fail to register the new notes for sale to the public, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional interest on the Notes.

Disposition of Notes

Upon the sale, exchange (other than for new notes pursuant to the exchange offer, as discussed below), redemption, retirement or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference between:

•	the sum of cash plus the fair market value of all other property received on such disposition; and

•	your adjusted tax basis in the Note.

A United States holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder increased by the amount of original issue discount (if any) previously included in income and reduced by any principal payments received by such holder. Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the United States holder’s holding period for the Note is more than one year. In the case of a non-corporate United States holder, such capital gain will be subject to tax at a reduced rate if the Note is held for more than one year. The deductibility of capital losses by United States holders is subject to limitations.

Backup Withholding

A United States holder may be subject to a backup withholding tax of 28% under current law when such holder receives interest and principal payments on the Notes held or upon the proceeds received upon the sale or other disposition of such Notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the Internal Revenue Service has not notified the United States holder that it is subject to backup withholding.

United States holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the Internal Revenue Service.

Consequences to Non-United States Holders

The following is a summary of the United States federal tax consequences that will apply to you if you are a non-United States holder of Notes. The term “non-United States holder” means a beneficial owner of a Note that is not a United States holder and not, by reason of being either a United States expatriate or a former long-term resident, taxable under section 877 of the Code.

Special rules may apply to certain non-United States holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Original Issue Discount

Subject to the discussion of backup withholding below, payments of interest (including OID) on a Note to any non-United States holder will generally not be subject to U.S. federal income or withholding tax, provided that (1) the holder is not (i) a direct, indirect or constructive owner of 10% or more of the total voting power of all voting stock of the issuers; (ii) a controlled foreign corporation related to the issuers through stock ownership or (iii) a bank whose receipt of interest on the Note is described under section 881(c)(3)(A) of the Code; or (iv) a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes, (2) such interest payments are not effectively connected with the conduct by the non-United States holder of a trade or business within the United States and (3) either (i) the non-United States holder certifies, under penalties of perjury, to the issuers or the issuers’ agent that it is not a U.S. person, as defined in the Code, and such non-United States holder provides its name, address and certain other information on a properly executed Form W-8 BEN (or suitable substitute form), or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the Note on behalf of the beneficial owner and provides a statement to the issuers or the issuers’ agent signed under penalties of perjury in which the organization, bank or financial institution certifies that such form (or a suitable substitute) has been received by it from the non-United States holder or from another financial institution entity on behalf of the non-United States holder and furnishes the issuers or the issuers’ agent with a copy.

A non-United States holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax at the rate of 30% on payments of interest and/or OID on the Notes. If the non-United States holder qualifies for benefits under a tax treaty, the 30% withholding rate may be reduced under the treaty, subject to compliance with the documentation requirements described below.

If the payments of interest and/or OID on a Note are effectively connected with the conduct by a non-United States holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to an additional 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding, subject to compliance with the documentation requirements described below.

In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-United States holder must provide either a properly executed Form W-8 BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or a properly executed Form W-8 ECI (or suitable substitute form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a U.S. trade or business.

Sale, Exchange or Other Taxable Disposition of Notes

Any gain realized by a non-United States holder upon the sale, exchange or other taxable disposition of a Note generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by a non-United States holder (or if a tax treaty applies, the gain is effectively connected with the conduct by the non-United States holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such non-United States holder); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Trade or Business

If interest or gain from a disposition of the Notes is effectively connected with a non-United States holder’s conduct of a United States trade or business, and, in cases where an income tax treaty applies, the non-United States holder maintains a United States “permanent establishment” to which the interest or gain is generally attributable, the non-United States holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming applicable documentation requirements described above are satisfied). A foreign corporation that is a holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Information Reporting and Backup Withholding

Backup withholding will likely not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-United States holder of a Note if the holder has provided the required certification that it is not a United States person as described above. However, even if such certification is provided, information reporting on Internal Revenue Service Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in United States Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States holder of a Note made to or through the United States office of a broker will generally be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding. In this regard, a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the Internal Revenue Service.

PLAN OF DISTRIBUTION

The issuers will receive no proceeds in connection with the exchange offer.

Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending upon the earlier of (1) 180 days after the exchange offer has been completed or (2) the date on which broker-dealers no longer own any Transfer Restricted Securities, we will make available and provide promptly upon reasonable request this prospectus as amended or supplemented, in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes.

LEGAL MATTERS

Certain legal matters relating to the issuance of the new notes will be passed upon for us by Akerman Senterfitt, Miami, Florida.

EXPERT

The consolidated financial statements of SBA Communications Corporation appearing in SBA Communications Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

The Commission allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the Commission, other than information furnished pursuant to Item 9 or Item 12 of Form 8-K, each of which should be considered an important part of this prospectus:

Commission Filing (File No. 000-30110)	Period Covered or Date of Filing
Annual Report on Form 10-K.	Year ended December 31, 2003
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus and before the termination of the exchange offer

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

SBA Communications Corporation

SBA Telecommunications, Inc.

Exchange Offer for $402,024,000

9¾% Senior Discount Notes due 2011

PROSPECTUS

                    , 2004

Exchange Agent:

U.S. Bank N.A.

Corporate Trust Services

60 Livingston Avenue

St. Paul, MN 55107

Part II

Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The articles of incorporation of SBA Communications Corporation and SBA Telecommunications, Inc. provide that each corporation shall, to the fullest extent permitted by applicable law and its by-laws, as amended from time to time, indemnify all officers and directors of the applicable corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

4.7	Indenture, dated as of December 19, 2003, among SBA Communications Corporation, SBA Telecommunications, Inc. and U.S. Bank N.A., as trustee, relating to $402,024,000 in aggregate principal amount at maturity of 9¾% senior discount notes due 2011.(1)

4.8	Form of 9¾% senior discount note due 2011.(1)

5.1	Opinion of Akerman Senterfitt regarding the legality of the new notes.*

10.43	Registration Rights Agreement, dated December 19, 2003, among SBA Communications Corporation, SBA Telecommunications, Inc., Lehman Brothers Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and TD Securities (USA) Inc.**

12.1	Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Ernst & Young LLP.**

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of SBA Communications Corporation and SBA Telecommunications, Inc. (set forth on the signature pages of this registration statement).

25.1	Statement of Eligibility of Trustee.**

99.1	Letter of Transmittal.**

99.2	Notice of Guaranteed Delivery.**

99.3	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**

99.4	Letter to Clients.**

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.**

*	To be filed by amendment.
**	Filed herewith.
(1)	Incorporated by reference to the Form 10-K for the year ended December 31, 2003, previously filed by SBA Communications Corporation.

Item 22. Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida on April 16, 2004.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops

Name: Jeffrey A. Stoops Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey A. Stoops and John F. Fiedor, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-4 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments or supplements to the registration statement and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self- regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven E. Bernstein Steven E. Bernstein	Chairman of the Board of Directors	April 16, 2004

/s/ Jeffrey A. Stoops Jeffrey A. Stoops	President, Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2004

/s/ John F. Fiedor John F. Fiedor	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 16, 2004

/s/ Donald B. Hebb, Jr. Donald B. Hebb, Jr.	Director	April 16, 2004

Signature	Title	Date

/s/ Richard W. Miller Richard W. Miller	Director	April 16, 2004

/s/ Steven E. Nielsen Steven E. Nielsen	Director	April 16, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida on April 16, 2004.

SBA TELECOMMUNICATIONS, INC.

By:	/s/ Jeffrey A. Stoops

Name: Jeffrey A. Stoops Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey A. Stoops and John F. Fiedor, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-4 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments or supplements to the registration statement and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self- regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey A. Stoops Jeffrey A. Stoops	President, Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2004

/s/ John F. Fiedor John F. Fiedor	Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 16, 2004

/s/ Thomas P. Hunt Thomas P. Hunt	Senior Vice President, General Counsel and Director	April 16, 2004

Exhibit Index

Exhibit Number	Description

10.43	Registration Rights Agreement, dated December 19, 2003, among SBA Communications Corporation, SBA Telecommunications, Inc., Lehman Brothers Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) Inc.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP.

25.1	Statement of Eligibility of Trustee.

99.1	Letter of Transmittal.

99.2	Notice of Guaranteed Delivery.

99.3	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Letter to Clients.

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.